Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of December 20, 2006

among

BOWIE RESOURCES, LLC,

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and Lender

1.9 Application and Allocation of Payments; Application and Disbursement of Funds Received in Collection Account	6

1.10	Loan Account and Accounting	7
1.11	Indemnity	8
1.12	Access	9
1.13	Taxes	10
1.14	Capital Adequacy; Increased Costs; Illegality	10
1.15	Single Loan	12

2.	CONDITIONS PRECEDENT	12

2.1	Conditions to the Initial Loans	12
2.2	Conditions to Delayed Draw Term Loan	16
2.3	Further Conditions to Each Term Loan	17

3.	REPRESENTATIONS AND WARRANTIES	18

3.1	Corporate Existence; Compliance with Law	18
3.2	Executive Offices, Collateral Locations, FEIN	18
3.3	Corporate Power, Authorization, Enforceable Obligations	18
3.4	Financial Statements and Projections	19
3.5	Material Adverse Effect	20
3.6	Ownership of Property; Liens	20
3.7	Labor Matters	21
3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	21
3.9	Government Regulation	21
3.10	Margin Regulations	21
3.11	Taxes	22
3.12	ERISA	22
3.13	No Litigation	23
3.14	Brokers	23
3.15	Intellectual Property	23
3.16	Full Disclosure	23

3.17	Environmental Matters	24
3.18	Insurance	24
3.19	Deposit and Disbursement Accounts	25
3.20	Government Contracts	25
3.21	Customer and Trade Relations	25
3.22	Bonding; Licenses	25
3.23	Solvency	25
3.24	Bonding Collateral	25
3.25	Status of Guarantor	25
3.26	Liabilities	25
3.27	Collateral	26
3.28	Filings and Other Actions Relating to Collateral	26
3.29	BLM Leases	26
3.30	Applicant Violator System	26
3.31	Inventory	26
3.32	WSERC Agreement	26
3.33	Equipment	26
3.34	Bonds	26
3.35	Royalties	26
3.36	Permit Blocking	27
3.37	Material Contracts	27
3.38	Water Share Certificates	27

4.	FINANCIAL STATEMENTS AND INFORMATION	27

4.1	Reports and Notices	27
4.2	Communication with Accountants	27

5.	AFFIRMATIVE COVENANTS	27

5.1	Maintenance of Existence and Conduct of Business	27
5.2	Payment of Charges	28
5.3	Books and Records	28
5.4	Insurance; Damage to or Destruction of Collateral	28
5.5	Compliance with Laws	32
5.6	Supplemental Disclosure	32
5.7	Intellectual Property	32
5.8	Environmental Matters	32
5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	33
5.10	Interest Rate Protection	34
5.11	Further Assurances	34
5.12	GAAP Reserves	34
5.13	Maintenance of Title; Maintenance of Liens	34
5.14	Collateral Assurances	34
5.15	Bonding	34
5.16	Annual Meeting	34

5.17	Maintenance of Properties	35
5.18	Future Subsidiaries	35
5.19	BLM Filings	35
5.20	BLM Lease Title Opinion	35
5.21	Permit Updates	35
5.22	Key Man Life Insurance	36
5.23	Material Contracts	36
5.24	Ditch Company Notices of Collateral Assignments	36
5.25	Water Share Certificates	36

6.	NEGATIVE COVENANTS	37

6.1	Mergers, Subsidiaries, Etc.	37
6.2	Investments; Loans and Advances	37
6.3	Indebtedness	37
6.4	Employee Loans and Affiliate Transactions	37
6.5	Capital Structure and Business	38
6.6	Guaranteed Indebtedness	38
6.7	Liens	38
6.8	Sale of Stock and Assets	39
6.9	ERISA	39
6.10	Financial Covenants	39
6.11	Hazardous Materials	39
6.12	Sale-Leasebacks	39
6.13	Restricted Payments	39
6.14	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	40
6.15	No Impairment of Intercompany Transfers	40
6.16	Changes Relating to Subordinated Debt ;Material Contracts	40
6.17	Managing Member	41
6.18	Key Employees	41
6.19	Accounting Changes	41
6.20	Bonding Collateral	41
6.21	Applicant Violator System	41
6.22	Tax Distributions	41
6.23	Synfuels	41
6.24	Use of Proceeds	41

7.	TERM	42

7.1	Termination	42
7.2	Survival of Obligations Upon Termination of Financing Arrangements	42

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	42

8.1	Events of Default	42
8.2	Remedies	44

8.3	Waivers by Credit Parties	45

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	45

9.1	Assignment and Participations	45
9.2	Appointment of Agent	47
9.3	Agent’s Reliance, Etc.	48
9.4	GE Capital and Affiliates	49
9.5	Lender Credit Decision	49
9.6	Indemnification	49
9.7	Successor Agent	50
9.8	Setoff and Sharing of Payments	50
9.9	Payments; Information; Actions in Concert	51

10.	SUCCESSORS AND ASSIGNS	52

10.1	Successors and Assigns	52

11.	MISCELLANEOUS	52

11.1	Complete Agreement; Modification of Agreement	52
11.2	Amendments and Waivers	52
11.3	Fees and Expenses	54
11.4	No Waiver	55
11.5	Remedies	55
11.6	Severability	55
11.7	Conflict of Terms	55
11.8	Confidentiality	56
11.9	GOVERNING LAW	56
11.10	Notices	57
11.11	Section Titles	58
11.12	Counterparts	58
11.13	WAIVER OF JURY TRIAL	58
11.14	Press Releases and Related Matters	58
11.15	Reinstatement	58
11.16	Advice of Counsel	59
11.17	No Strict Construction	59
11.18	Patriot Act Notice	59

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.6)	-	Cash Management System
Annex C (Section 2.1(a))	-	Closing Checklist
Annex D (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex E (Section 6.10)	-	Financial Covenants
Annex F (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex G (Section 11.10)	-	Notice Addresses
Annex H (from Annex A
Commitments definition)	-	Closing Date Term Loan Commitment
Annex H-1 (from Annex A
Commitments definition)	-	Delayed Draw Term Loan Commitment

Exhibit 1.1(a)	-	Form of Term Note
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A	-	Form of Collateral Assignment

Disclosure Schedule 1.4	-	Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 2.1(cc)	-	Licensed Motor Vehicles
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.1(d)	-	Permits
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.3	-	No Conflicts, No Default
Disclosure Schedule 3.4(a)	-	Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.4(d)	-	Fair Salable Balance Sheet
Disclosure Schedule 3.6	-	Real Estate and Leases
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.14	-	Brokers
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Bonds; Patent, Trademark Licenses
Disclosure Schedule 3.24	-	Bonding Collateral
Disclosure Schedule 3.37	-	Material Contracts
Disclosure Schedule 3.38	-	Water Share Certificates
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Closing Date Investments

v

Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.6	-	Guaranteed Indebtedness
Disclosure Schedule 6.7	-	Existing Liens

Schedule 2	-	Existing ECR Shareholders

This CREDIT AGREEMENT (this “Agreement”), dated as of December 20, 2006 among BOWIE RESOURCES, LLC, a Delaware limited liability company (the “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower has requested that Lenders extend (i) a term loan to Borrower on the Funding Date for fifty million Dollars ($50,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and to provide (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower and (c) funds for other purposes permitted hereunder and (ii) a delayed draw term loan to Borrower for ten million Dollars ($10,000,000) for the purpose of funding the Debt Service Reserve Account in an amount sufficient to cause the amount on deposit in the Debt Service Reserve Account to equal the Debt Service Reserve Amount and the making of a distribution to the Borrower’s equity holders; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amounts upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of their existing and after-acquired personal and real property; and

WHEREAS, COLORADO HOLDING COMPANY, INC., a Delaware corporation (“CHC”) and BOWIE RESOURCES MANAGEMENT PARTNER, LLC, a Nevada limited liability company (“BRMP”) are willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower to secure such guaranty; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      AMOUNT AND TERMS OF CREDIT

1.1           Credit Facility.

(a)           Term Loan .

(i)            Subject to the terms and conditions hereof, the Lender agrees to make (a) in a single draw on the Funding Date a term loan (the “Closing Date Term Loan”) to

Borrower in the amount of the Lender’s Closing Date Term Loan Commitment and (b) in a single draw on any Business Day requested by the Borrower in writing to the Agent following the Audited Financial Statements Approval Date, a delayed draw term loan (the “Delayed Draw Term Loan”) which shall be part of the Term Loan hereunder, in the amount of the Lender’s Delayed Draw Term Loan Commitment.  The obligations of each Lender hereunder shall be several and not joint.  The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(a) (each a “Term Note” and collectively the “Term Notes”), and, except as provided in Section 1.10, the Borrower shall execute and deliver the Term Notes to the applicable Lender.  Each Term Note shall be dated the Funding Date, or in the case of the Delayed Draw Term Loan, the date the Delayed Draw Term Loan is made. The Term Notes shall represent the obligation of the Borrower to pay the Lender’s Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.  The aggregate principal amount of the Term Loan advanced to the Borrower shall be the primary obligation of the Borrower.

(ii)           The Borrower shall repay the aggregate Term Loan in monthly installments on the last day of each Fiscal Month commencing July 31, 2007, as follows:

Fiscal Months Ending During the Period:	Installment Amounts
July 31, 2007 through and including December 31, 2007	$2,000,000.00
January 31, 2008 through and including the Commitment Termination Date	$1,000,000.00

(iii)          Notwithstanding Section 1.1(a)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the Term Loan may be reborrowed.

(iv)          Each payment of principal with respect to the Term Loan shall be paid to Agent for the ratable benefit of each Lender making the Term Loan, ratably in proportion to each such Lender’s respective Term Loan Commitment.

1.2           Reliance on Notices.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

1.3           Prepayments.

(a)           Voluntary Prepayments.  Borrower may at any time on at least five (5) days’ prior written notice to Agent (i) voluntarily prepay all or part of the Term Loan; provided that (A) any such prepayments or reductions shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount and (B) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(iv).  Any voluntary prepayment must be accompanied by payment of the Fee required by Section 1.7(b), if any, plus the payment of any

LIBOR funding breakage costs in accordance with Section 1.11(b).  Any partial prepayments of the Term Loan made by Borrower shall be applied, first, to any currently outstanding Obligations due and payable pursuant to any of the Loan Documents; second, to prepay the scheduled installments of the outstanding Term Loan in inverse order of maturity; and third, the balance, if any, of any prepayments shall be distributed in accordance with Section 5.1 of the Deposit and Disbursement Agreement.

(b)           Mandatory Prepayments.

(i)            Borrower shall make a prepayment of the Term Loan no later than the Annual Distribution Date of any Fiscal Year in an amount equal to the Excess Coal Prepayment Amount for the prior Fiscal Year; provided that the Borrower shall have no obligation to make such prepayment in respect of any such prior Fiscal Year if, as of the end of such prior Fiscal Year (after giving effect to any principal payments made on the last day of such prior Fiscal Year by the Borrower in respect of the Obligations), the Principal Reduction Date has not yet occurred.

(ii)           Immediately upon receipt by any Credit Party of cash proceeds of any asset disposition, Borrower shall prepay the Term Loan outstanding in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, and (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any.  Any such prepayment shall be applied in accordance with Section 1.3(c).  The following shall not be subject to mandatory prepayment under this clause (ii): (1) proceeds of sales of coal in the ordinary course of business; (2) asset disposition proceeds of less than $250,000 in the aggregate in any Fiscal Year and (3) asset disposition proceeds that are reinvested in Equipment, Fixtures or Real Estate or repair, maintenance or improvement thereof within one hundred and eighty (180) days following receipt thereof; provided that Borrower notifies Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs.

(iii)          If any Credit Party issues Stock or incurs any Indebtedness, other than any Indebtedness permitted pursuant to Section 6.3 hereof, no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Term Loan outstanding in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Borrower and each Guarantor agree that any proceeds received by a Guarantor following such issuance or incurrence shall be immediately distributed to the Borrower (or to any other Guarantor for distribution to the Borrower) by such Guarantors to be applied towards the prepayment of the Term Loan.  Any such prepayment shall be applied in accordance with Section 1.3(c).

(iv)          If, as of the last Business Day of any Fiscal Month during the Cash Sweep Period, there shall be Excess Cash, then the Borrower shall prepay the Obligations, on the last Business Day of such Fiscal Month, in an amount equal to one hundred percent (100%) of the Excess Cash as of such date. Any prepayments of Excess Cash paid pursuant to this clause (iv)

shall be applied in accordance with Section 1.3(c).  Each such prepayment shall be accompanied by a certificate signed by the Authorized Officers certifying the manner in which Excess Cash, the resulting prepayment, and the method of allocation to Borrower’s Obligations were calculated, which certificate shall be in form and substance reasonably satisfactory to Agent.

(c)           Application of Certain Mandatory Prepayments.  Any prepayments made by Borrower pursuant to Sections 1.3(b)(i), (b)(ii), (b)(iii), (b)(iv) or 5.4 shall be applied as follows: first, to any currently outstanding Obligations due and payable pursuant to any of the Loan Documents; second, to prepay the scheduled principal installments of the outstanding Term Loan in inverse order of maturity, until such Term Loan has been prepaid in full; third, the balance, if any, of any prepayment shall be distributed in accordance with Section 5.1 of the Deposit and Disbursement Agreement.

(d)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not  permitted by other provisions of this Agreement or the other Loan Documents.

1.4           Use of Proceeds.

(a)           Borrower shall utilize the proceeds of the Closing Date Term Loan solely for the Refinancing (and to pay any related transaction expenses), for the financing of Borrower’s ordinary working capital and general corporate needs, for repayment of certain accounts payable outstanding more than forty-five (45) days, for the funding of the Capital Expenditure Reserve Account, the Debt Service Reserve Account and the Closing Date Distribution.  Disclosure Schedule 1.4 contains a description of Borrower’s sources and uses of funds as of the Funding Date, including the Term Loan to be made on that date and includes the Funds Flow Memo detailing how funds from each source are to be transferred to particular uses.

(b)           Borrower shall utilize the proceeds of the Delayed Draw Term Loan solely to (i) fund the Debt Service Reserve Account in an amount sufficient to cause the amount on deposit in the Debt Service Reserve Account to equal the Debt Service Reserve Amount, and (ii) to fund the Delayed Draw Distribution.

1.5           Interest and Applicable Margins.

(a)           Except as otherwise provided in Section 1.5(d), Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, on the principal amount of the Term Loan from time to time outstanding, at the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.  The Applicable Term Loan LIBOR Margin is 6.00% during the Audited Financial Statements Deficiency Period and 4.00% thereafter.

(b)           If any payment on the Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Term Loan shall be increased by two percentage points (2%) per annum above the then applicable Index Rate unless Agent or Requisite Lenders elect to impose a smaller increase (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations.  Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Subject to the conditions precedent set forth in Section 2.3, Borrower shall continue the Term Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Term Loan shall commence on the first day after the last day of the LIBOR Period of the Term Loan to be continued.  The Term Loan or group of Term Loans having the same proposed LIBOR Period to be made or continued as a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.  Any election of a LIBOR Period must be made by noon (New York time) on the third Business Day prior to the end of each LIBOR Period with respect to any LIBOR Loans.  If no election is received with respect to a LIBOR Loan by noon (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto Borrower shall be deemed to have elected a one month LIBOR Period; provided, that if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.3 shall not have been satisfied at the time of such election, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier.

(f)            Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Funding Date as otherwise provided in this Agreement.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

1.6           Cash Management Systems.  On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex B and the Deposit and Disbursement Agreement (the “Cash Management Systems”).

1.7           Fees.

(a)           Borrower shall pay to GE Capital, individually, the Fees specified in the GE Commitment Letter.

(b)           If Borrower pays after acceleration or prepays all or any portion of the Term Loan, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the Term Loan paid after acceleration or prepaid.  As used herein, the term “Applicable Percentage” shall mean (x)  three percent (3%), in  the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) two percent (2%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one percent (1%), in the case of a prepayment  after the second anniversary of the Closing Date.  The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments.  Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon any mandatory prepayment paid pursuant to Section 1.3(b)(i), (b)(ii), (b)(iii) or b(iv).

1.8           Receipt of Payments.  Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Agent Account.  For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Agent Account prior to 2:00 p.m. New York time.  Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.9           Application and Allocation of Payments; Application and Disbursement of Funds Received in Collection Account.

(a)           So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c).  All payments and prepayments applied to the Term Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  As to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the

Obligations of Borrower as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s Reimbursable Expenses hereunder; (2) to interest on the Term Loan ratably in proportion to the interest accrued as to each Loan; (3) to principal payments on the Term Loan; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           So long as no Event of Default has occurred and is continuing, collected funds received in the Collection Account shall be applied and distributed pursuant to Section 5.1 of the Deposit and Disbursement Agreement

(c)           (i) The Independent Engineer, acting reasonably, shall determine on the Capital Expenditure Reserve Initial Certification Date and once per each Fiscal Quarter thereafter, or, if the Agent has a reasonable basis to believe that an Event of Default may occur or has already occurred, at such other times as the Agent may reasonably determine, whether Projected EBITDA for a Capital Expenditure Reserve Calculation Period is sufficient to cover projected Capital Expenditures for the same Capital Expenditure Reserve Calculation Period.  If the Independent Engineer determines that Projected EBITDA is not sufficient to cover projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period, the Independent Engineer shall deliver to the Agent and the Borrower, no later than ten Business Days following the receipt by the Agent of the quarterly financial statements required to be delivered by the Borrower pursuant to clause (b) of Annex D, a Capital Expenditure Deficiency Certificate.  If the Independent Engineer determines that Projected EBITDA is sufficient to cover projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period, the Independent Engineer shall deliver to the Agent and the Borrower, no later than ten Business Days following the receipt by the Agent of the quarterly financial statements required to be delivered by the Borrower pursuant to clause (b) of Annex D, a Capital Expenditure Sufficiency Certificate.  If the Independent Engineer has determined that Projected EBITDA is not sufficient to cover projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period, the Independent Engineer shall calculate and include on any Capital Expenditure Deficiency Certificate, the Capital Expenditure Reserve Deficiency Amount.  Notwithstanding anything to the contrary set forth in this Section 1.9(c)(i), the Independent Engineer shall deliver the Capital Expenditure Certificate in respect of its determination to be made on the Capital Expenditure Reserve Initial Certification Date no later than the Capital Expenditure Reserve Initial Certification Date. (ii) The Agent, acting reasonably, shall determine once per Fiscal Quarter, or, if the Agent has a reasonable basis to believe that an Event of Default may occur or has already occurred, at such other times as the Agent may reasonably determine, the Debt Service Reserve Amount. (iii) If the amount on deposit in either of the Capital Expenditure Reserve Account or the Debt Service Reserve Account is greater than the respective Capital Expenditure Reserve Minimum Balance or Debt Service Reserve Amount, the Agent shall cause any such excess to be transferred to the Collection Account.

1.10         Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Term Loan setting forth the balance of the Loan Account as to Borrower for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall be presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.11         Indemnity.

(a)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that  Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.11(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

1.12         Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents (including the Independent Engineer and any environmental consultant) access to its properties, facilities, advisors, officers and employees of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents (including the Independent Engineer and an environmental consultant), to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents (including the Independent Engineer and an environmental consultant), to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent, the Independent Engineer, any environmental consultant and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to their suppliers and customers.  Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrower.  Each Credit Party agrees to make its senior management available to the Agent and Lenders once per Fiscal Year, and at such other times as may be reasonably requested by the Agent and Lenders, in connection with any bank or Lender meetings or meetings with prospective Lenders.

1.13         Taxes.

(a)           Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.13, free and clear of and without deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.13) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

(b)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefore, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.13) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

1.14         Capital Adequacy; Increased Costs; Illegality.

(a)           If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate, setting forth in reasonable detail such Lender’s calculation of the amount of such reduction and assumptions upon which such calculation was based, submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Term Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate setting forth in reasonable detail such Lender’s calculation of the amount of such reduction and assumptions upon which such calculation was based, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.14(b).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Term Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.13(a), 1.14(a) or 1.14(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Term Loan and Commitments to such Replacement Lender for an amount equal to the principal balance of the Term Loan held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower’s notice of intention to replace such Affected Lender.  Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower’s rights under this Section 1.14(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.13(a), 1.14(a) and 1.14(b).

1.15         Single Loan.  The Term Loan to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2.                                      CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make the Closing Date Term Loan on the Funding Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent and its counsel, or waived in writing by Agent.

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions (including a New York law enforceability opinion from a law firm duly qualified to give such opinion) as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance reasonably satisfactory to Agent.

(b)           Repayment of  Prior Lender Obligations; Satisfaction of Outstanding L/Cs.  (i)  Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all Prior Lender Obligations will be repaid in full from the proceeds of the Closing Date Term Loan and all Liens upon any of the property of the Credit

Parties or any of their Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized.

(c)           Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required Permits, consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents, to the change in ownership structure of Bowie, to the continued operation of the mines and the consummation of the Related Transactions and such Permits, consents and approvals shall be in full force and effect as of the Closing Date or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d)           Opening Cash Availability.  The Manager and chief financial officer of the Borrower shall certify to the Agent that the Borrower has (i) no less than $250,000 of immediately available cash on hand and (ii) after giving effect to the payments made pursuant to Schedule A-1 of the Funds Flow Memo, no accounts payable outstanding more than forty-five (45) days after invoice date.

(e)           Payment of Fees.  Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.7 (including the Fees specified in the GE Commitment Letter), and shall have reimbursed Agent for all fees (including attorney’s fees), costs and expenses of closing presented as of the Closing Date.

(f)            Capital Structure: Other Indebtedness.  The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party (both prior to and after giving effect to the Bowie Merger) shall be acceptable to Agent in its sole discretion.

(g)           Consummation of Related Transactions.  Agent shall have received fully executed copies of the Borrower LLC Agreement and final and complete executed copies of each of the other Related Transactions Documents, each of which shall be in full force and effect in form and substance reasonably satisfactory to Agent.  The Related Transactions shall have been consummated in accordance with the terms of the Related Transactions Documents.

(h)           Capital Structure.  The Agent shall have approved the legal and ownership structure of the Credit Parties (after giving effect to the Bowie Merger) and the terms and conditions of each agreement governing or relating to the transactions contemplated hereby, including, Borrower LLC Agreement, all Material Contracts of the Credit Parties (after giving effect to the Bowie Merger), and any other equity or stockholder agreements.

(i)            Control.  No direct or indirect owner of the Borrower or Mine, or Person having any operational control of the Mine, or any other Person that could adversely affect the transfer of any of the Borrower’s rights in the Mine, shall, as of the Closing Date, be listed on the Applicant Violator System, including Keith Sieber.

(j)            Lien Results.  Agent and Lender shall have received the results of a recent lien search in each relevant jurisdiction (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) with respect to each Credit Party and such searches shall reveal no liens on any of the assets of any of such entities, other than liens permitted by the Loan Documents or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to Agent and Lender.

(k)           Material Adverse Effect.  No development, fact, circumstance or event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(l)            No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Closing Date Term Loan to be made on the Funding Date.

(m)          Funded Debt.  The Manager and chief financial officer of the Borrower shall certify to the Agent that after giving effect to the Closing Date Term Loan to be made on the Funding Date, the total Funded Debt of Borrower shall not exceed the total outstanding principal amount of the Term Loan plus any other Funded Debt permitted under the Agreement.

(n)           Final Appraisal.  Agent shall have received a final appraisal from Marshall Miller and Associates, Inc. in form and substance reasonably satisfactory to it.

(o)           Solvency.  The Agent shall have received evidence reasonably satisfactory to it that both before and after giving effect to the Bowie Merger, the Closing Date Term Loan and the Closing Date Distribution, each Credit Party is and will be Solvent, including, the receipt by the Agent of a solvency certificate duly executed by the Manager and the chief financial officer of the Borrower certifying to the Agent and Lenders that both before and after giving effect to (a) the Closing Date Term Loan to be made or incurred on the Funding Date, (b) the disbursement of the proceeds of such Closing Date Term Loan pursuant to the instructions of Borrower and this Agreement, (c) the consummation of the Related Transactions; (d) the consummation of the Bowie Merger; and (e) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

(p)           Financial Statements.  The Agent shall have received the following financial statements and reports, in each case, in form and substance reasonably satisfactory to it: (i) the operating plan of Borrower covering the five (5) year period beginning on January 1, 2006, accompanied by a satisfactory written analysis by management of such operating plan, (ii) pro forma balance sheets of Borrower and its Subsidiaries as of September 30, 2006, giving pro forma effect to the Related Transactions and (iii) the financial statements of Borrower and its Subsidiaries for the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, consisting of a balance sheet and the related consolidated statements of income, stockholders equity and cash flows for the three, six and nine month periods ending on such dates respectively certified by the Manager and chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the results of their operations and their cash flows as at such dates, in each case, subject to changes for the absence of footnotes and normal year-end audit adjustments.

(q)           Title Report.  Agent shall have received (i) a mortgage title insurance policy (or marked commitments to issue the same) in respect to all owned real property insuring that Borrower is vested with fee simple title to the owned real property and that the mortgage is a valid first priority mortgage with respect to the owned real property and (ii) a title report covering the BLM Leases with assigned serial numbers C-37210 and COC-61209, in each case, in form and substance reasonably satisfactory to it.

(r)            Bonding Collateral.  Agent shall have received evidence reasonably satisfactory to it establishing that all of the collateral pledged by the Borrower pursuant to any Bonding Agreement consists only of the collateral listed in Disclosure Schedule 3.24 and that the Bonding Agreements are the only bonding agreements pursuant to which the Borrower is obligated.

(s)           Key Management Personnel.  Borrower shall have retained key management personnel on terms that are reasonably acceptable to the Agent.

(t)            Bonding, Insurance.  The Agent shall have received evidence reasonably satisfactory to it that (i) all bonding deemed reasonably necessary by the Agent has been established and shall remain in full force and effect during the life of the Mine on terms and conditions acceptable to Agent and (ii) Borrower shall have obtained appropriate types and amounts of insurance coverage with carriers acceptable to Agent.  All such insurance coverage shall (a) contain endorsements reflecting the Agent’s status as additional insured and loss payee, (b) confirm that the Agent is the assignee of all proceeds in respect of business interruption insurance policies, (c) shall provide for 30 days notice to Agent prior to cancellation, material amendment or non-renewal and (d) contain such other agreements and information as the Agent shall reasonably require.

(u)           Debt Service Reserve Account.  Borrower shall have deposited an amount equal to $8,000,000 into the Debt Service Reserve Account.

(v)           Capital Expenditures Reserve Account. Borrower shall have deposited an amount equal to at least $2,000,000 into the Capital Expenditures Reserve Account.

(w)          Lien Filings.  The Agent shall have received evidence reasonably satisfactory to it that all recordings and filings of or with respect to each Collateral Document shall have been completed and that all other actions that the Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Agent (including, without limitation, receipt of duly executed payoff letters and UCC-1 and UCC-3 financing statements) and the Agent shall have received such assurances concerning the absence of any un-permitted Liens on or interest in the Collateral, in form and substance reasonably satisfactory to Agent.

(x)            Water Rights Report.  The Agent shall have received a title status report, in form and substance reasonably satisfactory to it, in respect of the Borrower’s owned and leased water rights and a certificate, in form and substance reasonably satisfactory to the Agent, from the Manager and chief financial officer of the Borrower certifying that the Borrower has all rights to water necessary for the Borrower to operate the Mine for the term of this Agreement.

(y)           Collateral Report.  The Agent shall have received a Collateral Report in form and substance reasonably satisfactory to the Agent, which will include a description of the assets and property of each Credit Party as of the Closing Date.

(z)            Francis Settlement.  The Agent shall have received a release agreement duly executed by Sam Francis, in form and substance reasonably satisfactory to the Agent.

(aa)         Material Contracts.  The Agent shall have received copies of each executed and effective Material Contract certified by the Manager of the Borrower.

(bb)         Aging Reports.  The Borrower shall have delivered to the Agent an accounts payable aging report showing, as of the Closing Date, all accounts payable outstanding more than forty-five (45) days after invoice date for all invoices received and otherwise in form and substance reasonably satisfactory to the Agent.

(cc)         Motor Vehicle Titles.  The Borrower shall have delivered to the Agent the original titles to each of the motor vehicles listed on Disclosure Schedule 2.1(cc).

2.2           Conditions to Delayed Draw Term Loan.  No Lender shall be obligated to fund the Delayed Draw Term Loan, or to take, fulfill, or perform any other action in connection with the funding of the Delayed Draw Term Loan, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Agent and its counsel, or waived in writing by Agent.

(a)           all of the conditions set forth in Section 2.1 shall have been satisfied or waived and the Closing Date Term Loan shall have been funded.

(b)           the following statements shall be true:

(i)            All of the representations and warranties of any Credit Party contained herein or in any other Loan Document are true and correct as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement.

(ii)           No Default or Event of Default shall have occurred and be continuing or would result from the making of the Delayed Draw Term Loan and the use of proceeds thereof.

(c)           The Audited Financial Statements Approval Date has occurred.

(d)           The outstanding balance in the Debt Service Reserve Account is equal to $8,750,000 or, immediately after the funding of the Delayed Draw Term Loan and the application of the funds thereof in accordance with a funds flow memorandum, the outstanding balance in the Debt Service Reserve Account will be equal to $8,750,000.

(e)           Each of the Agent and Lenders shall have received such documents, instruments, certificates, reports, statements, agreements and legal opinions (including a New York law enforceability opinion from a law firm duly qualified to give such opinion) as Agent shall reasonably request in connection with the funding of the Delayed Draw Term Loan.

(f)            No direct or indirect owner of the Borrower or Mine, or Person having any operational control of the Mine, or any other Person that could adversely affect the transfer of any of the Borrower’s rights in the Mine, shall, as of the Closing Date, be listed on the Applicant Violator System, including Keith Sieber.

(g)           No development, fact, circumstance or event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h)           The Agent shall have received evidence reasonably satisfactory to it that both before and after giving effect to the Delayed Draw Term Loan and any distribution in connection therewith, each Credit Party is and will be Solvent, including, the receipt by the Agent of a solvency certificate duly executed by the Authorized Officers of the Borrower.

(i)            The Manager and chief financial officer of the Borrower shall certify to the Agent that after giving effect to the Delayed Draw Term Loan, the total Funded Debt of Borrower shall not exceed the total outstanding principal amount of the Term Loan plus any other Funded Debt permitted under the Agreement.

2.3           Further Conditions to Each Term Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund or continue any Term Loan as a LIBOR Loan, if, as of the date thereof:

(a)           (i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date as determined by Agent or Requisite Lenders, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to continue any Term Loan as LIBOR Loan as a result of the fact that such warranty or representation is untrue or incorrect; or

(b)           (i) any Default or Event of Default has occurred and is continuing and (ii) Agent or Requisite Lenders shall have determined not to continue any Term Loan as a LIBOR Loan as a result of that Default or Event of Default.

The continuation of any Term Loan as a new LIBOR Loan shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrower that the conditions in this Section 2.3 have been satisfied.

3.                                      REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Term Loan, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule 3.1; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, Permits (and each Permit required for the ownership, operation and conduct of the Borrower’s business is set forth on Disclosure Schedule 3.1(d)), consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law (including all mine, health, safety and administrative rules and regulations), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2           Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, each Credit Party’s name as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule 3.2, none of such locations has changed within the four (4) months preceding the Closing Date and each Credit Party has only one state of incorporation or organization.  In addition, Disclosure Schedule 3.2 lists the federal employer identification number of each Credit Party.

3.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents and the Related Transaction Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) except as set forth on Disclosure Schedule 3.3, do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) except as set forth on Disclosure Schedule 3.3, do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4           Financial Statements and Projections.  Except for the Projections and the Fair Salable Balance Sheet, all Financial Statements concerning Borrower and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The following Financial Statements attached hereto as Disclosure Schedule 3.4(a) have been delivered on the date hereof:  The unaudited balance sheet(s) of Borrower and its Subsidiaries for the Fiscal Quarters ending on March 31, 2006, June 30, 2006 and September 30, 2006, consisting of a balance sheet and the related consolidated statements of income, stockholders equity and cash flows for the three, six and nine month periods ending on such dates respectively.

(b)           Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(b)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries dated September 30, 2006, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

(c)           Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(c)) have been prepared by Borrower in light of the past operations of its business, but including future payments of known contingent liabilities reflected on the Fair Salable Balance Sheet, and reflect projections for the five year period beginning on January 1, 2006 on a month-by-month basis for Fiscal Years 2006 and 2007 and on a year-by-year basis thereafter.  The Projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believe to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein.  The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

(d)           Fair Salable Balance Sheet.  The Fair Salable Balance Sheet delivered on the date hereof and attached hereto as Disclosure Schedule 3.4(d) was prepared by Borrower on the same basis as the Pro Forma, except that Borrower’s assets are set forth therein at their fair salable values on a going concern basis and the liabilities set forth therein include all contingent liabilities of Borrower stated at the reasonably estimated present values thereof.

3.5           Material Adverse Effect.  Between December 31, 2005 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrower’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2005 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6           Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule 3.6 constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate (in each case, except as identified in the mortgage title insurance policy (or marked commitments) delivered to the Agent on the Closing Date), all as described on Disclosure Schedule 3.6 and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule 3.6 further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions  known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all material deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all material recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all of that portion of the Real Estate on which the Credit Parties or their Subsidiaries will be conducting mining operations during the term of this Agreement and other properties and assets.  Disclosure Schedule 3.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all Permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7           Labor Matters.  Except as set forth on Disclosure Schedule 3.7, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule 3.7 have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule 3.8, as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  All of the issued and outstanding Stock of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule 3.8.  Except as set forth in Disclosure Schedule 3.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 or Section 6.6 (including Disclosure Schedule 6.3 and Disclosure Schedule 6.6).

3.9           Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Term Loan by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10         Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Term Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause the Term Loan or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11         Taxes.  All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority or have been extended by the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts being contested in accordance with Section 5.2(b).  Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule 3.11 sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule 3.11, as of the Closing Date, no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s  knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.12         ERISA.

(a)           Disclosure Schedule 3.12 lists, as of the Closing Date, (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, and all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA.  Neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Plan, that would subject any Credit

Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule 3.12: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).

3.13         No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule 3.13, as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $250,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14         Brokers.  Except as set forth on Disclosure Schedule 3.14, no broker or finder brought about the obtaining, making or closing of the Term Loan or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15         Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule 3.15.  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth in Disclosure Schedule 3.15, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

3.16         Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.  Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17         Environmental Matters.  Except as set forth in Disclosure Schedule 3.17, as of the Closing Date: (i) the Real Estate is free of Hazardous Materials except for such Hazardous Materials (a) that are present in full compliance with Environmental Laws, (b) that would not adversely impact the value or marketability of such Real Estate or (c) that would not result in Environmental Liabilities that could reasonably be expected to exceed $200,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate except for such Release (a) that was in full compliance with Environmental Laws or (b) that would not result in Environmental Liabilities that could reasonably be expected to exceed $200,000; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $200,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $200,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $200,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $200,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

3.18         Insurance.  Disclosure Schedule 3.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19         Deposit and Disbursement Accounts.  Disclosure Schedule 3.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20         Government Contracts.  Except as set forth in Disclosure Schedule 3.20, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21         Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in:  the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or  the business relationship of any Credit Party with any supplier essential to its operations.

3.22         Bonding; Licenses.  Except as set forth on Disclosure Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement or binding requirement with respect to products or services sold by it or any trademark or patent license agreement with respect to products sold by it.

3.23         Solvency.  Both before and after giving effect to (a) the Closing Date Term Loan to be made or incurred on the Funding Date or such other date as the Delayed Draw Term Loan is made or incurred, (b) the disbursement of the proceeds of such Term Loan pursuant to the instructions of Borrower; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24         Bonding Collateral.  None of the Credit Parties has (i) pledged any collateral, other than the collateral identified on Disclosure Schedule 3.24 and the pledges and deposits of collateral permitted pursuant to clauses (b), (c), (f) and (j) of the definition of “Permitted Encumbrances,” in respect of the Bonding Agreements or in support of any other obligation of a Credit Party or (ii) entered into any other bonding agreement other than the Bonding Agreements.  All outstanding Indebtedness and Guaranteed Indebtedness of the Credit Parties in respect of their bonding obligations is described in Disclosure Schedule 3.24.

3.25         Status of Guarantor.  Prior to the Closing Date, BRMP will not have engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation, the Related Transactions Documents and this Agreement).

3.26         Liabilities.  None of the Credit Parties has any material liabilities or other obligations, including, without limitation, contingent liabilities, other than (i) as set forth in the Financial Statements provided on the Closing Date, (ii) otherwise disclosed or described in the representations and warranties contained in this Section 3, or (iii) pursuant to or in accordance with the Loan Documents.

3.27         Collateral.  Each of the Credit Parties possesses good and valid rights in all of the Collateral in which it purports to grant a Lien under the Collateral Documents, and there are no Liens (including Liens or retained security titles of conditional vendors) of any nature whatsoever on any properties of any of the Credit Parties other than Permitted Encumbrances.

3.28         Filings and Other Actions Relating to Collateral.  All Governmental Authority approvals and all other filings, recordings, registrations and other actions have been made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Collateral Documents (or arrangements therefor have been made to the satisfaction of the Agent), and the Collateral Agent, for the benefit of the Lenders, will have the Liens provided for in the Collateral Documents, and the Collateral Documents shall constitute a valid, direct, continuing first priority Lien on the Collateral, subject only to Permitted Encumbrances.

3.29         BLM Leases.  No coal leases, other than the BLM Leases assigned serial numbers C-37210, C-27432, D-036955 and COC-61209, are necessary for the Borrower to operate its mining business pursuant to and in accordance with the Borrower’s Mine Plan. BLM Leases assigned serial numbers C-25079 and COC-53356 are not a part of Borrower’s Mine Plan and are not used in the Borrower’s coal mining business.

3.30         Applicant Violator System.  No direct or indirect owner of the Borrower or the Mine, or person having any operational control of the Mine, or any other Person that could adversely affect the transfer of any of the Borrower’s rights in the Mine is listed on the Applicant Violator System.

3.31         Inventory.  All Inventory of the Credit Parties is stored or located on real property that is owned in fee simple by the Borrower.

3.32         WSERC Agreement.  No Credit Party has taken any action or caused any event that will or could give rise to an obligation to make any payment or make available any bonded amount or constitute a default pursuant to the Memorandum of Understanding (including any amendments thereto) between Borrower and the Western Slope Environmental Resource Council.

3.33         Equipment.  Each material item of Equipment of Credit Parties used or held for use in their business is in good working order, ordinary wear and tear and damage by insured casualty excepted, except for items of such Equipment as are currently being repaired.

3.34         Bonds.  Credit Parties have posted and maintained in full force and effect all surety bonds, reclamation bonds, performance bonds, letters of credit, guarantees, and similar instruments applicable to the Real Estate or Collateral and required by Applicable Law in order for the Borrower lawfully to conduct its mining operations and business .

3.35         Royalties.  The Credit Parties have fully, timely and properly paid all production and advance or minimum royalties, rentals, overriding royalties or other burdens on coal production related to any lease, contract, or agreement in respect of coal productions by Borrower (the “Royalties”), and Credit Parties have not received any notice of default in connection with the payment of Royalties.

3.36         Permit Blocking.  No Credit Party has been notified (nor is there any pending or threatened notification) by the federal Office of Surface Mining Reclamation and Enforcement or by any state agency administering the federal Surface Mining Control and Reclamation Act (“SMCRA”) or any state counterpart of SMCRA that it is (i) ineligible to receive additional surface mining permits, or (ii) under investigation to determine whether its eligibility to receive a SMCRA permit should be revoked (i.e., “permit blocked”).

3.37         Material Contracts.  Set forth on Disclosure Schedule 3.27 is a complete and accurate list as of the Closing Date of all Material Contracts, showing the parties and subject matter thereof and amendments and modifications thereto.  For each such Material Contract, (a) such Material Contract is in full force and effect and is binding upon and enforceable against the Borrower and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, (b) such Material Contract has not been otherwise amended or modified, and (c) all consents required thereunder in connection with the issuance of the Term Loan and the granting of the security in respect thereof have been obtained.  No Borrower is in default under or with respect to any contractual obligation contained in any Material Contract, which default could reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, no Material Contract counterparty is in default under the applicable Material Contract beyond any applicable grace period set forth therein.

3.38         Water Share Certificates.  Borrower is the sole holder of record and sole beneficial owner of each of the water share certificates listed on Disclosure Schedule 3.38 and Borrower does not beneficially own any water share certificates other than those listed on Disclosure Schedule 3.38.

4.            FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.  Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, in form and substance satisfactory to the Agent, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.

4.2           Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Ernst & Young, and authorizes and shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5.            AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business.  Each Credit Party shall:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company existence and its material rights and franchises, including any material Permits necessary for the conduct of its business;  continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;  at all times maintain, preserve and protect all of its assets and properties used in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear, tear and casualty and except for obsolete assets) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent, in all material respects, with industry practices; and  transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.1.

5.2           Payment of Charges.

(a)           Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, in accordance with customary terms, except in the case of clauses (ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $200,000.

(b)           Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

5.3           Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities and will keep financial records and statements in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule 3.4(a)).

5.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall carry and maintain at their expense at all times such insurance as is customarily maintained by owners and operators of coal mining facilities, and in all events on and after January 1, 2007, shall carry and maintain the minimum insurance coverage set forth in this Section 5.4(c), all in form and amounts and with insurers reasonably acceptable to Agent.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein, or to pay all premiums relating thereto,

Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)           Without limiting any of the obligations of the Credit Parties under this Agreement, from and after January 1, 2007, Credit Parties shall carry and maintain the following minimum insurances. Such insurance shall be provided by insurers, in such form and amounts, and with such deductibles as are acceptable to the Agent and the Lender:

(i)            From and after the Closing Date, the Credit Parties shall maintain all risk property insurance covering the mine, including tunnels, galleries, shafts, all structures and all equipment, whether above ground or below, against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and mechanical breakdown / electrical malfunction. Coverage shall be written on a replacement cost basis in an amount not less than $50,000,000 and include costs to reopen the mine. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty.

(ii)           From and after the Closing Date, the Credit Parties shall maintain business interruption insurance in an amount equal to twelve (12) months projected loss of net profits, continuing expenses (including debt service payments) and shall contain an agreed amount endorsement waiving any coinsurance penalty. Coverage shall be included for expediting expenses in an amount not less than $5,000,000. Such insurance shall also cover denial of access. Deductibles shall not exceed sixty (60) days; and,

(iii)          The Credit Parties shall maintain comprehensive general liability insurance written on an occurrence basis in an amount not less than $1,000,000. Such coverage shall include but not be limited to premises and operations, explosion, collapse and underground hazards X, C & U, broad form contractual, independent contractors, products and completed operations, sudden and accidental pollution, broad form property and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

(iv)          The Credit Parties shall maintain workers’ compensation insurance written with statutory limits and Employer’s Liability Insurance written in an amount not less than $1,000,000. Such policy shall not contain an exclusion for occupational disease.

(v)           The Credit Parties shall maintain Automobile Liability Insurance covering owned, non-owned and hired vehicles in an amount not less than $1,000,000.

(vi)          The Credit Parties shall maintain excess or umbrella liability insurance in an amount not less than $20,000,000 written on an occurrence basis providing coverage limits in excess of the insurance limits required under Sections 5.4(c)(iii), (c)(iv) (employer’s liability only), and (c)(v). Such insurance shall contain a drop down provision in case of exhaustion of underlying limits and/or aggregates and apply on a following form basis to the primary insurances. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law. Such policy shall not contain an exclusion for occupational disease.

(vii)         From the date that is thirty (30) days after the Closing Date, the Credit Parties shall maintain key man life insurance for the benefit of the Agent, on behalf of itself and the Lenders, in an amount not less than $5,000,000 on the life of Keith Sieber.

A.           Endorsements.  All policies of insurance carried in accordance with this Section 5.4(c) shall be endorsed to provide that:

1.             Agent, for itself and the benefit of any Lender, shall be an additional named insured with respect to the insurance provided in accordance with Sections 5.4 (c)(i) and (c)(ii) above, and an additional insured with respect to the insurance provided in accordance with Sections 5.4 (c)(iii), (c)(iv) (employer’s liability only), (c)(v) and (c)(vi) above with the understanding that Agent shall not be responsible for any of the obligations of Credit Parties including but not limited to payment of premiums;

2.             with respect to insurance provided with respect to Sections 5.4(c)(i) and (c)(ii) above Agent, for itself and the benefit of any Lender, shall be the sole loss payee;

3.             with respect to the insurance provided in accordance with Sections 5.4(c)(iii), (c)(iv) (employer’s liability only), (c)(v) and (c)(vi) above shall be endorsed to provide that, inasmuch as the policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

4.             with respect to the insurance provided with respect to Sections 5.4(c)(i) and (c)(ii) above, the interest of the Agent shall not be invalidated by any action or inaction of the Credit Parties or any other person and shall insure Agent regardless of any breach or violation by Credit Parties or any other person of any warranties, declarations or conditions of such policies;

5.             the insurers waive all rights of subrogation against Agent and any Lender, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

6.             such insurance shall be primary without right of contribution of any other insurance carried by Agent or any Lender; and,

7.             if such insurance is canceled for any reason whatsoever, including non-payment of premium, or any substantial change is made which affects the interest of the Agent or any Lender, such cancellation or change shall not be effective as to the Agent or Lender until thirty (30) days (ten (10) days in the case of non-payment of premium) after receipt by the Agent and any Lender of written notice sent by registered mail.

B.            Adjustment Of Losses.  Losses, if any, under any insurance required to be carried by Sections 5.4(c)(i) and (c)(ii) shall be adjusted with the insurance companies or otherwise collected, including the filing of appropriate proceedings by Credit Parties subject to the approval of the Agent.

C.            Certification.          On the Closing Date and again on January 1, 2007, and at each policy renewal, but not less than annually, Credit Parties shall provide to Agent approved certification from each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions enumerated in paragraph Section 5.4(c)(A) above for such insurance required in this Section 5.4.  Upon request, the Credit Parties shall furnish Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance.

D.            Report.  Concurrently with the furnishing of all certificates referred to in this Section 5.4, Credit Parties shall furnish the Agent with an opinion from an independent insurance broker, acceptable to the Agent, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by the Credit Parties is in accordance with this Section 5.4.  Furthermore, Credit Parties shall cause such broker to advise the Agent and any Lender promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any Person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Credit Parties hereunder.

(d)           Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $1,000,000, as such Credit Party’s true and lawful agent and attorney in fact for the purpose of making, settling and adjusting claims under any “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of any “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.  After deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Encumbrances, Agent may, at its option, apply such proceeds (not including proceeds received in connection with any key man life insurance policy) to the reduction of the Obligations in accordance with Section 1.3(c), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.  Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, Agent shall permit the Borrower to replace, restore, repair or rebuild the property; provided that if the Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds (not including proceeds received in connection with any key man life insurance policy) to the Obligations in accordance with Section 1.3(c).  To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds (not including proceeds received in connection with any key man life insurance policy) shall be applied in accordance with Section 1.3(c).

5.5           Compliance with Laws.  Each Credit Party shall comply in all material respects with all federal, state, local and foreign laws and regulations applicable to it, including those relating to reclamations, mines, mine safety, ERISA, labor laws, and Environmental Laws and Environmental Permits.

5.6           Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Credit Parties’ election, the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7           Intellectual Property.  Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses.

5.8           Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that would reasonably be expected to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any written communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $250,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then  each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of  the Obligations secured hereunder.

5.9           Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Inventory is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.  After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.  To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with such environmental audits, mortgage title insurance commitment, real property survey and local counsel opinion(s) as Agent may reasonably request, and, if reasonably requested by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10         Interest Rate Protection.  Within thirty (30) days after the Closing Date and at all times thereafter prior to the Commitment Termination Date, Borrower shall enter into and maintain interest rate cap, swap or collar agreements, or other agreements or arrangements designed to provide protection against fluctuations in interest rates, which shall be on terms, for periods and with counterparties reasonably acceptable to Agent, with respect to, as of any date of determination, at least seventy-five percent (75%) of the outstanding principal amount of the Term Loan as of such date.

5.11         Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon the reasonable  request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

5.12         GAAP Reserves.  To the extent required by GAAP, Borrower shall maintain and reflect on its financial statements adequate reserves for future costs associated with any black lung liabilities, retiree and health benefits, any reclamation obligations and any other potential Environmental Liabilities or claims.

5.13         Maintenance of Title; Maintenance of Liens.  Each Credit Party shall maintain good and valid rights and title to the Collateral, free and clear of all Liens other than Permitted Encumbrances, and maintain the perfection and priority of the Liens in the Collateral created pursuant to the Collateral Documents, subject only to Permitted Encumbrances.

5.14         Collateral Assurances.  Each Credit Party shall promptly execute and deliver all further agreements, instruments and documents and take all further action, that may be necessary or that the Agent may reasonably request in order to create, maintain and preserve the Lien of the Collateral Documents in all of the Collateral, whether now existing or hereinafter acquired (including the first priority status thereof); and, from time to time, promptly execute, or cause to be executed, any all further instruments (including financing statements, continuation statements, amendments to deeds of trusts and mortgages and similar statements and documents with respect to any of the applicable Collateral Documents) reasonably acceptable to the Agent for such purpose.

5.15         Bonding.  Each Credit Party shall maintain at all times such bonding with respect to its mining Permits as is required by applicable law.

5.16         Annual Meeting.  Each Credit Party agrees to make its senior management available to the Agent and Lenders for an annual meeting (which may be held via a conference call) to be held ten (10) Business Days (or such other date as may be agreed to in writing by the

Agent) following the delivery by the Borrower of the Operating Plan in accordance with Annex D hereto.

5.17         Maintenance of Properties.  Each Credit Party agrees to maintain in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted and except for obsolete properties) all properties used in their business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

5.18         Future Subsidiaries.  At the time of any acquisition permitted hereunder by any Credit Party, or the formation of any new Subsidiary of any Credit Party which is permitted under this Agreement, the Credit Parties, as the case may be, will, and will cause their respective Subsidiaries, as appropriate, to (a) in the case of the formation or acquisition of a new Subsidiary, provide to the Agent an executed security agreement for such new Subsidiary, together with appropriate UCC-1 financing statements, as well as an executed guaranty for such new Subsidiary, which shall, in each case, constitute both Collateral Documents and Loan Documents for purposes of this Agreement as well as certified copies of their organizational documents; (b) in the case of any acquisition by any Credit Party of a Person that becomes a Subsidiary, or the formation of any new Subsidiary, pledge to the Agent all of the Stock of such Subsidiary or Person which is acquired or formed, or beneficially owned by any of the Credit Parties, as additional Collateral for the Obligations to be held by the Agent in accordance with the terms of a Pledge Agreement, and execute and deliver to the Agent all such documentation for such pledge as, in the reasonable opinion of the Agent, is appropriate; and (c) in any case, provide all other documentation, including one or more opinions of counsel reasonably satisfactory to the Agent which in the reasonable opinion of the Agent is appropriate with respect to such acquisition or the formation of such Subsidiary.

5.19         BLM Filings.  (i) within ten (10) after the Closing Date, Borrower shall have prepared and filed a letter, in form and substance satisfactory to the Agent, with BLM notifying BLM of the execution and recordation of a deed of trust in the land records of Delta County, Colorado in respect of the BLM Leases and (ii) within sixty (60) days after the Closing Date, Borrower shall have filed an Updated Statement of Qualifications—Federal Coal Leases with BLM to reflect the granting of a 1% membership interest to BRMP as well as any other information that may be required to be disclosed to BLM as a result of the consummation of the Related Transactions.

5.20         BLM Lease Title Opinion.   No later than ninety (90) days after the Closing Date, Borrower shall have provided, or caused to be provided to Agent, a title report, in form and substance reasonably satisfactory to the Agent, covering the BLM Leases with assigned serial numbers C-25079, COC-53356, C-27432, and D-036955.

5.21         Permit Updates.  No later than twenty-five (25) days after the Closing Date, Borrower shall have amended, and the appropriate Governmental Authority shall have approved the amendments to, each of the Permits set forth on Disclosure Schedule 5.21 to reflect the change in ownership structure as a result of the Bowie Mergers.

5.22         Key Man Life Insurance.  Not later than thirty (30) days after the Closing Date, evidence reasonably acceptable to the Agent shall have been delivered to the Agent establishing that Borrower has obtained a key man life insurance policy from an issuer acceptable to the Agent, having among other attributes, a rating from A.M. Best of at least A:X, payable to the Agent for the benefit of the Lenders on the life of Keith Sieber in an amount not less than $5,000,000.

5.23         Material Contracts.  Within twenty (20) days of the execution and delivery thereof, Borrower shall deliver (i) true and correct copies of all Material Contracts executed after the Closing Date and (ii) consent agreements, in form and substance reasonably satisfactory to the Agent, from each counterparty to a Material Contract and from each counterparty to a coal supply contract entered into with the Borrower after the Closing Date, acknowledging and consenting (where such consent is required by the terms of such contracts) (x) to the Loan and the issuance of the Notes hereunder, (y) to the granting of the security interest in respect thereof and (z) to the direction of the Borrower that all payments on accounts should be forwarded directly to the Collection Account.

5.24         Ditch Company Notices of Collateral Assignments.  Borrower shall deliver duly executed Collateral Assignments from each of (i) The Terror Ditch and Reservoir Company, (ii) The North Fork Farmers Ditch Association, (iii) The Deer Trail Ditch Company, (iv) The Fire Mountain Canal and Reservoir Company in respect of all of its shares of capital stock (for the avoidance of doubt four separate Collateral Assignments from The Fire Mountain Canal and Reservoir Company will be executed in connection with this transaction) and (v) The Pitkin Mesa Pipe Line Company, in each case, no later than thirty (30) days after the Closing Date.

5.25         Water Share Certificates.  Borrower shall have delivered to the Agent newly issued water share certificates from each of (i) The Terror Ditch and Reservoir Company, (ii) The North Fork Farmers Ditch Association, (iii) The Deer Trail Ditch Company, (iv) The Fire Mountain Canal and Reservoir Company in respect of all of its shares of capital stock (for the avoidance of doubt four new water share certificates shall be issued by The Fire Mountain Canal and Reservoir Company) and (v) The Pitkin Mesa Pipe Line Company, in each case, identifying the Agent as a lienholder, and otherwise in form and substance satisfactory to the Agent, no later than sixty (60) days after the Closing Date.

6.                                    NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1          Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire any Person, other than any merger or consolidation of any Credit Party into Borrower so long as Borrower is the survivor of such merger or consolidation.

6.2          Investments; Loans and Advances.  Except for Permitted Investments and as otherwise expressly permitted by this Section 6.2, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist  loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that each Credit Party may maintain (i) its existing investments as of the Closing Date in its Subsidiaries as set forth on Disclosure Schedule 6.2 and (ii) its other investments existing as of the Closing Date as set forth on Disclosure Schedule 6.2.

6.3          Indebtedness.

(a)           No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Term Loan and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule 6.3 and Refinancing Indebtedness in respect of such Indebtedness, (v) hedging obligations under swaps, caps, collar or similar arrangements entered into pursuant to Section 5.10, (vi) the Indebtedness of Borrower listed on Disclosure Schedule 3.24, and (vii) Indebtedness incurred to finance premiums payable in connection with the non-bond insurance required under Section 5.4 of this Agreement, in an aggregate amount not to exceed $4,000,000 at any time outstanding in any Fiscal Year.

(b)           Except in connection with Refinancing Indebtedness permitted by Section 6.3(a), no Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations and (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c).

6.4          Employee Loans and Affiliate Transactions.

(a)           No Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $25,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent.  All such transactions existing as of the date hereof are described in Disclosure Schedule 6.4(a).

(b)           No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $25,000 in the aggregate at any one time outstanding.

(c)           The Borrower shall not, without the express prior written consent of the Agent (i) employ any Affiliate, (ii) enter into any contract or agreement with any Affiliate for the provision of any goods or services, including without limitation for consulting or management services, or (iii) effect any transaction with any Affiliate, in each case, on a basis less favorable to the Borrower than would be the case if such transaction had been effected with a Person not an Affiliate.

6.5           Capital Structure and Business.  If all or part of a Credit Party’s Stock is pledged to Agent, that Credit Party shall not issue additional Stock.  No Credit Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations; provided that the terms of the Borrower LLC Agreement may not be amended without the express prior written consent of the Agent.  No Credit Party shall engage in any business other than the businesses currently engaged in by it.

6.6           Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness expressly set forth on Disclosure Schedule 3.24 or Disclosure Schedule 6.6 and (c) for the Guaranties provided for herein.

6.7           Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances;  (b) Liens in existence on the date hereof and summarized on Disclosure Schedule 6.7 securing the Indebtedness described on Disclosure Schedule 6.3 and any Refinancing Indebtedness in respect thereof; and (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations or any Refinancing Indebtedness in respect thereof of not more than $250,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets).   In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which, in each case, prohibit Liens upon the assets that are subject thereto.

6.8           Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of coal in the ordinary course of business, (b) the sale or disposition by a Credit Party of Equipment that is obsolete or no longer used or useful in such Credit Party’s business and having a book value not exceeding $500,000 in the aggregate in any Fiscal Year and (c) the sale or disposition by a Credit Party of Equipment in the ordinary course of business having a book value not exceeding $500,000 in the aggregate in any Fiscal Year.

6.9           ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event.

6.10         Financial Covenants.  Borrower shall not breach or fail to comply with any of the Financial Covenants as set forth in Annex E.

6.11         Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits that would reasonably be expected to result in a Material Adverse Effect.

6.12         Sale-Leasebacks.  No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13         Restricted Payments.  No Credit Party shall make any Restricted Payment (other than the required redemption, in accordance with the terms of the Borrower LLC Agreement, of Borrower’s Stock from the Manager in connection with the Manager ceasing to serve in such capacity, the Closing Date Distribution, the Delayed Draw Distribution, any Permitted Tax Distribution, Permitted Consulting Fees and Permitted Fees), except that if and so long as no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment, Borrower may, on a quarterly basis in respect of the most recent Fiscal Quarter after the calculations set forth in Section 1.9(c) have been completed by the Agent and the Independent Engineer (and the Independent Engineer has delivered to the Agent a Capital Expenditure Certificate), make Restricted Payments on a Distribution Date in an amount not greater than the Distribution Date Amount, provided, that, if the Restricted Payment to be made is in respect of the final Fiscal Quarter of any Fiscal Year such Restricted Payment shall be made, if at all, only on the Annual Distribution Date; provided, further, that all of the following conditions shall have been satisfied: (i) the Debt Service Coverage Ratio for the immediately preceding four Fiscal Quarter period (for the avoidance of doubt, if the Restricted Payment is being paid on an Annual Distribution Date, such four Fiscal Quarter period shall end on December 31 of the immediately preceding Fiscal Year) shall have been at least 1.20:1.00, (ii) based upon the Projections delivered to the Agent in the immediately preceding Fiscal Quarter pursuant to clause (o) of Annex D, the projected Debt Service Coverage Ratio for the four Fiscal Quarter period commencing with and including the Fiscal Quarter in which such Restricted Payment is to be made (for the avoidance of doubt, if the Restricted Payment is being paid on an Annual Distribution Date, such four Fiscal Quarter period shall commence on January 1 of the

Fiscal Year in which such payment is being paid), shall be at least 1.20:1.00, (iii) the Debt Service Reserve Account is fully funded in an amount equal to the Debt Service Reserve Amount, (iv) the Capital Expenditure Reserve Account is fully funded in an amount equal to the Capital Expenditure Reserve Minimum Balance, (v) the Principal Reduction Date has occurred, (vi) the Audited Financial Statements Approval Date has occurred, (vii) if the Restricted Payment is to be made on an Annual Distribution Date, the Borrower shall have paid the Excess Coal Prepayment Amount, if any, to the Agent and (viii) the Agent and Lenders shall have received a certificate, in form and  substance reasonably satisfactory to the Agent, from the Authorized Officers of Borrower certifying that, (a) after giving effect to the payment of any Restricted Payment, the Borrower will have sufficient funds to satisfy its payment obligation, if any, provided for in Section 1.3(b)(i); provided, that the Borrower shall not be required to make the certification otherwise required to be made pursuant to this clause (viii)(a) if the Restricted Payment is to be made on an Annual Distribution Date and (b) all of the conditions set forth in this Section 6.13 have been satisfied.

6.14        Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.  No Credit Party shall change its Fiscal Year.

6.15        No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Credit Party to any Credit Party or between Credit Parties.

6.16        Changes Relating to Subordinated Debt ;Material Contracts.

(a)           No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

(b)          No Credit Party shall change or amend, in any manner materially adverse to such Credit Party, the terms of any Material Contract without the consent of the Agent.

6.17         Managing Member.  The Manager of Borrower shall not resign or be removed  effective as of a date prior to the appointment of a new manager that is reasonably acceptable to the Agent and the Requisite Lenders.  No Member of Borrower shall have any rights regarding the management or operation of Borrower or the Mine, other than those rights that are specifically set forth in the Borrower LLC Agreement.

6.18         Key Employees.  No Credit Party shall permit the management positions currently held by Keith Sieber, Brad Hanson and Bill Bear to be vacated by reason of resignation, termination or otherwise, without a replacement, reasonably acceptable to the Agent, being appointed within sixty (60) days of such position becoming vacated.

6.19         Accounting Changes.  No Credit Party shall make or permit any material change in accounting policies or reporting practices, without the consent of the Agent, which consent shall not be unreasonably withheld or delayed, except changes that are required by GAAP.

6.20         Bonding Collateral.  No Credit Party shall (i) pledge any collateral in respect of its bonding obligations other than the collateral described on Disclosure Schedule 3.24 and (ii) enter into any other bonding agreement other than the Bonding Agreements.

6.21         Applicant Violator System.  No Person identified on the Applicant Violator System shall at any time be an owner of the Borrower or the Mines, or have any operational control of the Mines, or otherwise have any adverse affect on the right of the Borrower to transfer its rights in the Mines.

6.22         Tax Distributions.  The Borrower shall not make any Tax Distributions other than Permitted Tax Distributions.

6.23         Synfuels.  From and after January 1. 2007, no Credit Party shall sell, or enter into any contract or amendment or modification to an existing contract for the sale of, coal to Synfuels without the prior express written consent of the Agent, which consent shall not be unreasonably withheld.

6.24         Use of Proceeds.  The Borrower shall not use or apply any of the proceeds it receives from the funding of the Closing Date Term Loan or the Delayed Draw Term Loan for any purposes other than as specifically set forth in Section 1.4, the Funds Flow Memo and Disclosure Schedule 1.4.

7.           TERM

7.1          Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Term Loan and all other Obligations shall be automatically due and payable in full on such date.

7.2          Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Term Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.13 and 1.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.           EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1          Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrower (i) fails to make any payment of principal on the Term Loan, or (ii) fails to make any payment of interest on, or Fees owing in respect of the Term Loan or any of the other Obligations when due and payable and such Default shall not be cured with three (3) Business Days, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

(b)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.6, 5.4(a), 5.13 or 6, or any of the provisions set forth in Annexes B or E,  respectively.

(c)           Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4.1 or any provisions set forth in Annex D and the same shall remain unremedied for five (5) Business Days or more.

(d)           Any Member Party or ECR fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for the lesser of  (x) thirty (30) days or (y) the cure period provided for in the applicable Loan Document.

(e)           A default or breach occurs under any other agreement, document or instrument to which any Member Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Member Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $500,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)            Any representation or warranty (without giving effect to any qualification of such representation or warranty as to the knowledge of any Person except as such knowledge relates to any threatened action by any Person or to any third party’s compliance with the terms of any agreement or strikes or material labor disputes affecting any third party) herein or in any other Loan Document or in any written statement, report, financial statement or certificate made by any Member Party or ECR and delivered to Agent or any Lender is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) as of the date when made or deemed made.

(g)           Assets of any Member Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Member Party and such condition continues for thirty (30) days or more.

(h)           A case or proceeding is commenced against any Member Party seeking a decree or order in respect of such Member Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Member Party or for any substantial part of any such Member Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Member Party, and such case or proceeding shall remain undismissed or unstayed for ninety (90) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)            Any Member Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Member Party or for any substantial part of any such Member Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)            A final judgment or judgments for the payment of money in excess of $250,000 in the aggregate at any time are outstanding against one or more of the Member Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged or paid in full prior to the expiration of any such stay.

(k)           Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Member Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l)            Any Change of Control occurs.

(m)          Any event occurs (other than a longwall move in the ordinary course of business), whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Borrower generating more than 5% of Borrower’ consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) days from the occurrence of such event.

(n)           Any default or breach by Borrower occurs and is continuing under any Material Contract or any Material Contract shall be terminated for any reason other than by reason of the fact that the Material Contract has expired at the end of its stated term.

(o)           An ERISA Event shall have occurred and the liability related to such ERISA Event, when aggregated with all other ERISA Events (determined as of the date of occurrence of such ERISA Event), has resulted in a Material Adverse Effect.

(p)           At any time while BRMP is the Manager of Borrower, Keith Sieber shall for any reason cease to be the sole member of BRMP.

(q)           The Manager (as defined in the Borrower LLC Agreement) of Borrower shall cease to be BRMP or another Person reasonably acceptable to the Agent.

(r)            Keith Sieber shall become incapacitated, die or otherwise become unable to perform his duties as President of the Borrower for a period of thirty (30) days (“Initial Period”) or more and the Borrower shall not have replaced Keith Sieber with a Person reasonably acceptable to the Agent within thirty (30) days from the end of the Initial Period.

8.2          Remedies.

(a)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Term Loan to the Default Rate.

(b)          If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) declare all or any portion of the Obligations, including all or any portion of the Term Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Commitments shall be immediately terminated and all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

8.3          Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.                                    ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1          Assignment and Participations.

(a)           Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, the Term Loan, and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500; provided, that each assignment shall be in a principal amount of not less than the lesser of (x) the entire amount of such Lender’s interest hereunder or (y) $5,000,000, unless the assignment is from one Lender to another or from one Lender to an Affiliate or the Agent has otherwise consented to another amount.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of any future obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make the Term Loan hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank or otherwise in accordance with applicable law, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)          Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions under this Agreement or any other Loan Documents relating to matters in which affected Lenders are required to vote or all Lenders are required to vote.  Solely for purposes of Sections 1.11, 1.13, 1.14 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loan, the Notes or other Obligations owed to such Lender.

(d)          Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

(e)           Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)           So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Term Loan or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.14(a), increased costs under Section 1.14(b), an inability to fund LIBOR Loans under Section 1.14(c), or withholding taxes in accordance with Section 1.13(a).

(g)          Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make the Term Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of the Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Term Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor assign all or a portion of its interests in the Term Loan to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of the Term Loan and (ii) disclose on a confidential basis any non-public information relating to its Term Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Term Loan is being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2          Appointment of Agent.  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

Agent may execute any of its respective duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent is hereby authorized to act as collateral agent hereunder and under the Collateral Documents (the “Collateral Agent”) and is hereby authorized to act on behalf of the Lenders, in its own capacity and through other agents or sub-agents appointed by it (without the consent of any Credit Party) with due care, under the Collateral Documents, including without limitation by the appointment of another Person to act as Collateral Agent.

9.3          Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any

Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4          GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5          Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6          Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement

(whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7          Successor Agent.  Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8          Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(c), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or Guarantors) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.11, 1.13 or 1.14).  Each Credit Party that is a Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9          Payments; Information; Actions in Concert.

(a)            Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(b)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annex D hereto and agree that Agent shall have no duty to provide the same to Lenders.

(c)            Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.                             SUCCESSORS AND ASSIGNS

10.1        Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.                             MISCELLANEOUS

11.1        Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.  Notwithstanding the foregoing, the GE Commitment Letter and any fees and any other provisions which by the terms of such letter survive termination, shall survive the execution and delivery of this Agreement and shall continue to be binding obligations of the parties.

11.2        Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)          No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders (ii) reduce the principal of, rate of interest on or Fees payable with respect to the Term Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(i)-(iv)) or final maturity date of the principal amount of the Term Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral, other than the sale of coal in the ordinary course of business, with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loan that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders”, insofar as such definitions affect the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, under this Agreement or any other Loan Document or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(c)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)            requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”); or

(ii)           requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of the Term Loan held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d)          Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3         Fees and Expenses.  Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a)           any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Term Loan made pursuant hereto or its rights hereunder or thereunder;

(b)          any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c)           any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Term Loan during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d)          any workout or restructuring of the Term Loan during the pendency of one or more Events of Default, provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e)           efforts to (i) monitor the Term Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4        No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

11.5        Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6        Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7        Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8                           Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9                           GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH

CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX G OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID. EACH OF THE CREDIT PARTIES AND BRMP HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ON BEHALF OF ITS PROPERTIES, SERVICE OF PROCESS THAT MAY BE SERVED IN ANY SUCH ACTION. SERVICE UPON CT CORPORATION SYSTEMS SHALL BE DEEMED TO BE PERSONAL SERVICE ON SUCH PERSON AND SHALL BE LEGAL AND BINDING UPON SUCH PERSON FOR ALL PURPOSES NOTWITHSTANDING ANY FAILURE TO MAIL COPIES OF SUCH LEGAL PROCESS TO SUCH PERSON, OR ANY FAILURE ON THE PART OF SUCH PERSON TO RECEIVE THE SAME.

11.10                    Notices.

(a)                                  Addresses.  All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex G, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)                                 Effectiveness.  All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex G to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

11.11                     Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12                     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13                     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14                     Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15                     Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the

Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16                     Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.18                     Patriot Act Notice.  Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies each Member Party that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies each Member Party, including the name and address of Member Party and other information allowing such Lender to identify the Member Parties in accordance with such act.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BOWIE RESOURCES, LLC

By:	/s/ Keith H. Sieber
	Name:	Keith H. Sieber
	Title:	President

COLORADO HOLDING COMPANY, INC.

By:	/s/ Stephen Addington
	Name:	Stephen Addington
	Title:	President

BOWIE RESOURCES MANAGEMENT PARTNER, LLC

By:	/s/ Keith H. Sieber
	Name:	Keith H. Sieber
	Title:	Manager

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:	/s/ Stephen M. Petricone
	Name:	Stephen M. Petricone
Title: Duly Authorized Signatory

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex E.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agent Account” means that certain account of Agent, account number 502-787-72 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Agent Account.”

“Agreement” means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Annual Distribution Date”  means the last Business Day of a Fiscal Month in which an Audited Financials Review Date occurs.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.5(a).

“Approval Right” means, following the delivery to the Agent of any certificate from the Independent Engineer, the right, but not the obligation of the Agent to review the amounts set forth in such certificate and to provide written notice to the Independent Engineer and the Borrower no later than three Business Day’s after its receipt of such certificate, of any adjustments to the calculations of Projected EBITDA or projected Capital Expenditures that Agent reasonably believes should be made.  If Agent so notifies the Independent Engineer and the Borrower, then at the Independent Engineer’s or Borrower’s request, the Agent shall promptly provide the supporting documentation and rationale for such adjustments.  The Agent and the Independent Engineer shall work together in good faith to resolve any dispute with respect to such adjustment expeditiously.  Unless and until there is mutual agreement amongst the Agent and the Independent Engineer as to the Projected EBITDA and projected Capital Expenditures, the Agent shall not be deemed to have provided its consent.  In the event that the Agent fails to provide written notice in accordance with the first sentence of this definition, the Agent shall be deemed to have approved the applicable certificate, effective after the first Business Day after the expiration of the three day notice period.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Audited Financial Statements” means (x) the audited consolidated balance sheets at December 31, 2005 and the related consolidated statements of income, stockholders equity and cash flows of ECR and its Subsidiaries (including unaudited separate consolidating balance sheets and the related consolidating statements of income, stockholders’ equity and cash flows of the Borrower) for the period since its inception (November 23, 2005) to December 31, 2005, including the audit opinion letter from an independent certified public accountant of nationally recognized standing reasonably satisfactory to the Agent which does not include a “going concern” or other limitation or qualification as to such audit, certified by the Chief Financial Officer of ECR that they fairly present, in all material respects, the financial condition of ECR and its Subsidiaries as at December 31, 2005 and (y) the audited balance sheets at December 31, 2004 and the related statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for the period from January 1, 2005 to November 23, 2005 and the Fiscal Year ended December 31, 2004, including the audit opinion letter from an independent certified public accountant of nationally recognized standing reasonably satisfactory to the Agent which does not include a “going concern” or other limitation or qualification as to such audit, certified by the Manager and chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at such dates.

“Audited Financial Statements Approval Date” means the date on which the Agent has delivered written notice to the Borrower that it has reviewed the Audited Financial Statements and that the results of that review are satisfactory, in the respective sole discretion of the Agent and the Lenders funding the Delayed Draw Term Loan.

“Audited Financial Statements Deficiency Period” means the period beginning on the Closing Date and ending on the Audited Financial Statements Approval Date.

“Audited Financials Review Date” means the tenth day following the receipt by the Agent and Lenders of the Financial Statements required to be delivered by the Borrower pursuant to clause (d) of Annex D.

“Authorized Officers” shall mean both (x) the Manager and (y) either (i) Scott Dyer, (ii) Brad Hanson or (iii) Bill Bear.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“BLM” means the United States of America Bureau of Land Management.

“BLM Leases” means the coal leases between BLM and the Borrower and assigned serial numbers C-37210, C-25079, C-27432, COC-53356, COC-61209, and D-036955 and any other coal lease at any time entered into between a Credit Party and BLM.

“Blocked Accounts” has the meaning ascribed to it in Annex B.

“Bonding Agreements” means the following agreements:  (a) (i) the Agreement for Bond, dated as of July 9, 2001, between Lyndon Property Insurance Company, Appalachian Fuels, LLC, Illinois Fuel Company, LLC and each other party thereto; (ii) the Letter of Credit Collateral Rider to Agreement, dated July 9, 2001, between the parties to such Agreement for Bond; and (iii) the Cash Escrow Rider to Agreement, dated July 9, 2001, between the parties to such Agreement for Bond; (b)  (i) the Agreement for Bond, dated as of March 25, 2003 (as amended by the Rider dated May 11, 2004) between Lyndon Property Insurance Company, Appalachian Fuels, LLC, Illinois Fuel Company, LLC and each other party thereto; (ii) the Cash Escrow Rider to Agreement, dated March 25, 2003, between the parties to such Agreement for Bond; (iii) the Letter of Credit Collateral Rider to Agreement, dated March 25, 2003, between the parties to such Agreement for Bond; (iv) the Agreement for the Reclamation of the Frontier Mining Sites, dated March 25, 2003, between the parties to such Agreement for Bond; (v) the Rider for the Reclamation of Hannco Energy Corporation Mining Sites, dated September 4, 2003, between the parties to such Agreement for Bond; (vi) the Bowie Resources Bonding Riders; (vii)  the Amendment to Agreement for Bond (Pax Amendment), dated November 5, 2003, between the parties to such Agreement for Bond; (viii) the Amendment to Agreement for Bond (JIF Amendment), dated June 2, 2004, among the parties to such Agreement for Bond; and (ix) the Amendment to Agreement for Bond (RSH Amendment), dated May 2, 2006, among the parties to such Agreement for Bond; (c) the Continuous Contract of Indemnity, dated April 26, 2004, among Borrower, Colorado Energy Investments, LLC, Sentient Coal Resources, LLC, Appalachian Fuels, LLC, John C. Smith, Jr. and Larry Addington in favor of XL Specialty Insurance Company, XL Reinsurance America, Inc., Greenwich Insurance Company and their affiliated, associated and subsidiary companies; and (d) Surety Bond No. P64155 issued by Pioneer General Insurance Company on behalf of Borrower.

“Borrower” has the respective meaning ascribed thereto in the preamble to the Agreement.

“Borrower LLC Agreement” means that First Amended and Restated Operating Agreement for Bowie Resources, LLC dated as of December 20, 2006 by and between CHC and BRMP.

“Bowie Merger” means (i) the merger of Bowie Orchards with and into Borrower and (ii) the merger of Sentient with and into CHC.

“Bowie Merger Documents” means (i) the Articles of Merger of Sentient into CHC between CHC and Sentient effective on December 15, 2006, (ii) the Articles of Merger  of Bowie Orchards into and with Bowie Resources, LLC a Kentucky limited liability company, (“BRL”) effective on December 14, 2006, (iii) the Articles of Merger of BRL into and with Borrower effective on December 15, 2006, (iv) evidence reasonably satisfactory to the Agent from the Secretary of State of Kentucky indicating that the merger of Sentient into CHC has been recorded with such office and the merger has become effective, (v) evidence reasonably satisfactory to the Agent from the Secretary of State of Kentucky that the merger of Bowie Orchards into BRL has been recorded with such office and the merger has become effective and (vi) evidence reasonably satisfactory to the Agent from the Secretary of State of Kentucky that the merger of BRL into Borrower has been recorded with such office and the merger has become effective.

“Bowie Orchards” means Bowie Orchards, LLC, a Kentucky limited liability company.

“BRMP” has the meaning ascribed thereto in the preamble to the Agreement.

“BRMP Guaranty” means the guaranty of even date herewith executed by BRMP in favor of Agent and Lenders.

“BRMP Pledge Agreement” means the Pledge Agreement of even date herewith executed by BRMP in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

 “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

 “CHC Pledge Agreement” means the Pledge Agreement of even date herewith executed by CHC in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Expenditure Certificate” means a certificate from the Independent Engineer, acting reasonably, certifying that Projected EBITDA for any Capital Expenditure Reserve Calculation Period is either (x) sufficient or (y) insufficient to cover the projected Capital Expenditures for such calculation period. The certificate shall set forth in reasonable detail the Projected EBITDA and the projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period.  The Independent Engineer’s calculation of projected Capital Expenditures in clause (b) above shall be based upon the most recent Projections delivered to the Agent consistent with the financial reporting requirements set forth in Annex D, as well as any other reports or information the Independent Engineer deems necessary in order to  make such determination.

“Capital Expenditure Deficiency Certificate” means a Capital Expenditure Certificate certifying that Projected EBITDA is insufficient to cover projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period.  The certificate shall include the Independent Engineer’s calculation of the Capital Expenditure Reserve Deficiency Amount.

“Capital Expenditure Reserve Account” has the meaning ascribed thereto in Annex B.

“Capital Expenditure Reserve Calculation Period” means the twelve month period beginning with the first day of the first Fiscal Month of a Fiscal Quarter following the receipt by the Agent of the Projections required to be delivered by the Borrower in the immediately preceding Fiscal Quarter pursuant to clause (o) of Annex D.

“Capital Expenditure Reserve Deficiency Amount” means, for any Capital Expenditure Reserve Calculation Period, a positive amount equal to the difference between (x) the projected Capital Expenditures for such calculation period as determined by the Independent Engineer acting reasonably and (y) Projected EBITDA for such calculation period.

“Capital Expenditure Reserve Increase Date” means the date on which the Independent Engineer, acting in accordance with Section 1.9(c), has delivered to the Agent a Capital Expenditure Deficiency Certificate and such certificate has been approved by the Agent in accordance with its Approval Right.

“Capital Expenditure Reserve Initial Certification Date”  means the later of (i) January 1, 2008 and (ii) the Capital Expenditure Reserve Initial Reduction Date.

“Capital Expenditure Reserve Initial Reduction Date” means the date on which the Agent has received a certificate from the Independent Engineer certifying that the Longwall Expansion Project has been completed.

“Capital Expenditure Reserve Minimum Balance” means (a) for the period from the first day after the Funding Date until and including the Capital Expenditure Reserve Initial Reduction Date, $4,000,000, (b) if the Capital Expenditure Reserve Initial Reduction Date occurs prior to December 31, 2007, for the period after the Capital Expenditure Reserve Initial Reduction Date until and including December 31, 2007, $3,000,000, (c) from the Capital Expenditure Reserve Initial Certification Date until (i) the next Capital Expenditure Reserve Increase Date (if the Independent Engineer has delivered a Capital Expenditure Sufficiency Certificate on the Capital Expenditure Reserve Initial Certification Date), $0, or (ii) the next Capital Expenditure Reserve Reduction Date (if the Independent Engineer has delivered a Capital Expenditure Deficiency Certificate on the Capital Expenditure Reserve Initial Certification Date), the Capital Expenditure Reserve Deficiency Amount as determined on the Capital Expenditure Reserve Initial Certification Date by the Independent Engineer in accordance with Section 1.9(c), (d) from and after a Capital Expenditure Reserve Increase Date until and including a Capital Expenditure Reserve Reduction Date, an amount equal to the Capital Expenditure Reserve Deficiency Amount as determined on a quarterly basis by the Independent Engineer in accordance with Section 1.9(c) and (e) from and after a Capital Expenditure Reserve Reduction Date until and including a Capital Expenditure Reserve Increase Date, $0.

“Capital Expenditure Reserve Reduction Date” means the date on which the Independent Engineer, acting in accordance with Section 1.9(c), has delivered to the Agent a Capital Expenditure Sufficiency Certificate and such certificate has been approved by the Agent in accordance with its Approval Right.

“Capital Expenditure Sufficiency Certificate” means a Capital Expenditure Certificate certifying that Projected EBITDA is sufficient to cover projected Capital Expenditures for the applicable Capital Expenditure Reserve Calculation Period.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Management Systems” has the meaning ascribed to it in Section 1.6.

“Cash Sweep Period” means the period beginning on the first day of the Initial Cash Sweep Month and ending on the earlier of (x) the Termination Date or (y) the last day of the Fiscal Month in which the Principal Reduction Date occurs.

“Change of Control” means any event, transaction or occurrence as a result of which, (a) without the prior express written consent of the Agent and Lenders, which consent shall not be unreasonably withheld, the current shareholders of ECR as of the date of this Agreement as set forth on Schedule 2 (such schedule to include each shareholders ownership interest in ECR as of the date of this Agreement) cease to own and control all of the economic and voting rights associated with ownership of at least a majority of all classes of the outstanding Stock of ECR on a fully diluted basis (other than as a result of a public offering), (b) without the prior express written consent of the Agent and Lenders, which consent shall not be unreasonably withheld, ECR ceases to own and control all of the economic and voting rights associated with ownership of at least one-hundred percent (100%) of all of the outstanding Stock of all classes of  CHC on a fully diluted basis, (c) CHC ceases to own and control all of the economic and voting rights associated with ownership of at least ninety-nine percent (99%) of all of the outstanding membership interests in the Borrower, (d)  the Manager of Borrower ceases to own and control all of the economic and voting rights associated with ownership of the one percent (1%) of all of the outstanding membership interests of  the Borrower.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“CHC” has the meaning ascribed thereto in the preamble to the Agreement.

“CHC Guaranty” means the guaranty of even date herewith executed by CHC in favor of Agent and Lenders.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

“Closing Date” means December 20, 2006.

“Closing Date Distribution” means a distribution on the Funding Date by the Borrower to CHC and then from CHC to ECR in the amount of $23,291,724.55.

“Closing Date Term Loan” has the meaning set forth in Section 1.1(a)(i).

“Closing Date Term Loan Commitment” means (a) as to any Lender with a Closing Date Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Closing Date Term Loan as set forth on Annex H to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Closing Date Term Loan Commitment, the aggregate commitment of all Lenders to make the Closing Date Term Loan, which aggregate commitment shall be fifty million dollars ($50,000,000) on the Closing Date.  After advancing the Closing Date Term Loan, each reference to a Lender’s Closing Date Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Closing Date Term Loan.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Assignment” means a Collateral Assignment, in substantially the form of Exhibit A attached hereto, executed by the Borrower and a ditch company pursuant to which the Borrower (i) notifies the ditch company of the security interest granted to the Agent on behalf of itself and the Lenders pursuant to the Loan Documents, (ii) requests that the grant of the security interest be noted on the books of such ditch company and (iii)  requests that new share certificates be issued by the respective ditch company in the name of the Borrower and identifying the Agent as a lienholder.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Deed of Trust, the Mortgages, the Deposit and Disbursement Agreement, the TVA Assignment, the Notices of TVA Assignment and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” has the meaning ascribed thereto in Annex D to the Agreement.

“Collection Account” has the meaning ascribed thereto in Annex B to the Agreement

“Commitment Termination Date” means the earliest of (a) December 20, 2011, (b) the date of termination of Lenders’ obligations to permit the existing Term Loan to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Term Loan and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s Term Loan Commitment as set forth on Annex H and Annex H-1 to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Term Loan Commitments, which aggregate commitment shall be sixty million dollars ($60,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex D.

“Concentration Accounts” has the meaning ascribed to it in Annex B.

“Consulting Agreement”  means, the Consulting Agreement dated as of December 20, 2006 by and among Borrower, John Siegel, Steve Rickmeier and Rickmeier Advisors, Inc

“Consulting Fee First Tier” means, for any Fiscal Month occurring during the Cash Sweep Period, an amount equal to the sum of (x) the product of (i) $0.10 multiplied by each ton of coal mined and sold during the immediately preceding Fiscal Month as set forth in the most recent Production Report delivered to the Agent pursuant to clause (p) of Annex D and (y) the product of (i) the aggregate amount of any Consulting Fee First Tier due in accordance with the terms herein but not yet paid and (ii) 1.0075%.

“Consulting Fee Second Tier” means, for any Fiscal Month occurring during the Cash Sweep Period, an amount equal to the sum of (x) the product of (i) $0.10 multiplied by each ton of coal mined and sold during the immediately preceding Fiscal Month as set forth in the most recent Production Report delivered to the Agent pursuant to clause (p) of Annex D and (y) the product of (i) the aggregate amount of any Consulting Fee Second Tier due in accordance with the terms herein but not yet paid and (ii) 1.0075%.

“Consulting Fee Third Tier” means, for any full Fiscal Month occurring after the Cash Sweep Period, an amount equal to the sum of (x) the product of (i) $0.20 multiplied by each ton of coal mined and sold during the immediately preceding Fiscal Month as set forth in the most recent Production Report delivered to the Agent pursuant to clause (p) of Annex D and (y) the product of (i) the aggregate amount of any Consulting Fee First Tier, Consulting Fee Second Tier and Consulting Fee Third Tier and due in accordance with the terms herein but not yet paid and (ii) 1.0075%.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means each Guarantor (other than BRMP and ECR), Borrower, and each of their respective Subsidiaries.

 “Debt Service” means, with respect to any Person for any fiscal period, an amount equal to the sum of (a) Interest Expense for such period and (b) the scheduled amortization of any outstanding Indebtedness during such period.

“Debt Service Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA to Debt Service.

“Debt Service Reserve Account” has the meaning ascribed thereto in Annex B.

“Debt Service Reserve Amount” means (i) as of any date on or prior to the Principal Reduction Date, (x) $8,000,000 if the Delayed Draw Term Loan has not been funded as of such date or (y) $8,750,000 if the Delayed Draw Term Loan has been funded as of such date and (ii) as of any date after the Principal Reduction Date, an amount equal to total Term Loan Debt Service for the period beginning on such date and ending on the six-month anniversary of such date.

“Deed of Trust” means that certain Deed of Trust, Assignment of Production, Security Agreement, Financing Statement, Fixture Filing and As-Extracted Collateral Filing dated as of December 19, 2006 among Borrower, the Public Trustee of Delta County, Colorado and the Agent.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Delayed Draw Distribution” means a distribution, on the date that the Delayed Draw Term Loan is funded, by the Borrower to CHC and then from CHC to ECR in an amount equal to the difference between $10,000,000 minus the amount necessary to ensure that the Debt Service Reserve Account as of such date is funded in an amount equal to $8,750,000.

“Delayed Draw Term Loan Commitment” means (a) as to any Lender with a Delayed Draw Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the Delayed Draw Term Loan as set forth on Annex H-1 to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Delayed Draw Term Loan Commitment, the aggregate commitment of all Lenders to make the Delayed Draw Term Loan, which aggregate commitment shall be ten million dollars ($10,000,000) on the Closing Date.  After advancing the Delayed Draw Term Loan, each reference to a Lender’s Delayed Draw Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” has the meaning set forth in Section 1.1(a)(i).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Deposit and Disbursement Agreement” means that certain Deposit and Disbursement Agreement dated as of December 20, 2006 by and between Agent, each of the Credit Parties, BRMP and Depositary Bank.

“Depositary Bank” means Branch Banking and Trust Company.

“Disbursement Accounts” has the meaning ascribed to it in Annex B.

“Disclosure Schedules” means the Schedules prepared by Borrower and denominated as Disclosure Schedules 1.4 through 6.7 in the Index to the Agreement.

“Distribution Date”  means the last Business Day of a Fiscal Month in which a Financials Review Date occurs.

“Distribution Date Amount” has the meaning set forth in clause twelfth of Section 5.1 of the Deposit and Disbursement Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains or non-cash income that have been added in determining net income, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“ECR” Energy Coal Resources, Inc., a Delaware corporation.

“ECR Guaranty” means the guaranty of even date herewith executed by ECR in favor of Agent and Lenders.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of  a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan an event described in Section 4062(e) of ERISA; (j) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (l) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Affiliates, or any of such Person’s respective officers, directors, employees, attorneys, agents and representatives or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash” means, on any Business Day during the Cash Sweep Period, the total outstanding balance remaining in the Collection Account after the Depositary Bank has transferred from the Collection Account all amounts required to be transferred, pursuant to the instructions or deemed instructions of the Agent, by such Depositary Bank on such Business Day, in accordance with clauses first through tenth of Section 5.1 of the Deposit and Disbursement Agreement.

“Excess Cash Flow” means, for any Fiscal Year, without duplication, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, minus (b) non-cash gains and non-cash income to the extent included in determining consolidated net income minus (c) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof), minus (d) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid or payable in respect of Funded Debt, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of net income, plus (f) non-cash losses and non-cash expenses, including without limitation deducted taxes not paid in cash, to the extent included in determining consolidated net income.

 “Excess Coal” means that portion, expressed in tons, of all coal sold by the Borrower in any Fiscal Year in excess of 5.5 million tons.

“Excess Coal Prepayment Amount” means, in respect of any applicable Fiscal Year, an amount equal to (a) fifty percent (50%) of (b) the product of (i) Excess Cash Flow for such Fiscal Year multiplied by (ii) the ratio (expressed as a percentage, to three decimal places) of Excess Coal for such Fiscal Year over the total number of tons of coal sold in such Fiscal Year.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Fair Salable Balance Sheet” means a balance sheet of Borrower prepared in accordance with Section 3.4(d).

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex E.

“Financials Review Date” means the tenth day following the delivery and receipt by the Agent and Lenders of the Financial Statements required to be delivered by the Borrower pursuant to clause (b) of Annex D.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower or ECR (including separate balance sheets and the related statements of income, stockholders’ equity and cash flows of the Borrower), as applicable, delivered in accordance with Section 3.4 and Annex D.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period; provided that, for the purposes of calculating the Fixed Charge Coverage Ratio only, the scheduled payments of principal with respect to Indebtedness for the Fiscal Quarters ending September 30, 2007 and December 31, 2007 shall be deemed to be $3,000,000,  plus (c) Capital Expenditures during such period other than that portion of such Capital Expenditures (i) financed by lenders other than the Lenders hereunder and (ii) constituting Longwall Expansion Expenditures made during the period beginning on the Closing Date and ending on March 31, 2008, plus (d) income taxes paid or payable in cash with respect to such fiscal period.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“Funding Date” means December 21, 2006.

“Funds Flow Memo” means the Funds Flow Memorandum attached hereto as Disclosure Schedule 1.4 governing the application of the proceeds from the Closing Date Term Loan.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex E to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Commitment Letter” means that certain Commitment Letter (including schedule A attached thereto) dated as of November 2, 2006 between GE Capital and Borrower with respect to, among other matters, certain fees to be paid from time to time by Borrower to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included  in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the ECR Guaranty, the BRMP Guaranty, the CHC Guaranty,  each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means BRMP, CHC and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“HVB”  means Bayerische Hypo-Und Vereinsbank AG, New York Branch.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“HVB Pay-Off Letter”  means that certain letter dated December 15, 2006 from HVB to Borrower concerning the amount required to be paid by Borrower to HVB in order to satisfy all outstanding Indebtedness of the Borrower to HVB.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.11.

“Indemnified Person” has the meaning ascribed to in Section 1.11.

“Independent Engineer” means an independent engineer of recognized expertise appointed by Agent for the benefit of the Lenders.

“Index Rate” means, for any day, a floating per annum interest rate equal, to the sum of (a) at any time during the Audited Financial Statements Deficiency Period, six percent (6%), and four percent (4.00%) thereafter plus (b) the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Term Loan or portion thereof bearing interest by reference to the Index Rate.

“Initial Cash Sweep Month” means the Fiscal Month which is the seventh complete month subsequent to the Closing Date.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA to Interest Expense.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) as to any Index Rate Loan, the last Business Day of each month to occur while such Term Loan is outstanding, and (b) as to any LIBOR Loan, the last day of  the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period; and provided, further, that in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Term Loan has been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Leverage Ratio” means, with respect to Borrower, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination, to (b) EBITDA.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Term Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three, six or twelve months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)           Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)           Borrower shall select LIBOR Periods so that there shall be no more than 15 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal

Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.10.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Water Use Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan” means the Term Loan.

“Lock Boxes” has the meaning ascribed to it in Annex B.

“Longwall Expansion Expenditures” mean costs associated with the Longwall Expansion Project, not to exceed $4,400,000 in 2007.

“Longwall Expansion Project” means the upgrade of all of the Borrower’s longwall shields with serial numbers LW 2001 thru 2175 thereby increasing each shield’s maximum cutting height from 9.5 feet to 11.5 feet.

“Manager” shall mean BRMP and any replacement manager selected in accordance with the terms of the Borrower LLC Agreement and this Agreement.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Material Adverse Effect” means any fact, event or circumstance that alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the condition (financial or otherwise), business, performance, prospects, operations, assets, liabilities or property of the Borrower, (b) materially impairs or is reasonably expected to materially impair the ability of Borrower to pay and perform its obligations under any Loan Document and (c) has or is reasonably expected to have a material adverse effect on the validity or enforceability of any Loan Document, (d) materially impairs or is reasonably expected to materially impair the ability of any of the Administrative Agent, the Lenders and other Secured Parties to enforce its rights and remedies under any Loan Document or (e) has or is reasonably expected to have any material adverse effect on the Collateral taken as a whole, the Administrative Agent’s Liens in respect of such Collateral or the priority of the Liens on such Collateral.

“Material Contract” means (A) any contract providing for the sale by the Borrower of coal, including without limitation, (i) the TVA Contract, (ii) Confirmation to purchase coal letter agreement dated September 13, 2004 from Oxbow Carbon & Minerals LLC (“Oxbow”); (iii) Confirmation to purchase coal letter agreement dated January 26, 2005 from Oxbow; (iv) Confirmation to purchase coal letter agreement dated June 6, 2005 from Oxbow; (v) Confirmation to purchase coal letter agreement dated July 1, 2005 from Oxbow; (vi) Short Confirmation Agreement for the purchase of coal by Public Service Company of Colorado dated August 4, 2005 for the term of October 1, 2005 through December 31, 2007; (vii) Coal Supply Agreement with The Cincinnati Gas & Electric Co. for the term, January 1, 2006 through December 31, 2006; (viii) Confirmation of purchase from NRG Power Marketing Inc. to Borrower dated May 4, 2005; (ix) Partial Assignment and Amendment of Contract for Purchase and Sale of Coal dated as of January 24, 2005 among Borrower, Synfuels and TVA and (x) New River Energy Resources Coal Purchase Agreement dated September 20, 2006 between New River Energy Resources and Borrower; (B) the BLM Leases having Serial Numbers C-37210, C-27432, D-036955 and COC-61209, (C) any contract for the provision of goods or services critical to the operation of the Mine, including (i) the Development and Operations Agreement dated as of March 31, 2004 between Borrower and Loadout Services, Inc., (ii) Operations Agreement dated as of November 13, 2001 between Loadout Services, Inc. and Bowie Resources Limited and (iii) Industry Track Contract dated as of March 14, 2002 among Union Pacific Railroad Company and Bowie Resources Limited and (D) any contract entered into in renewal or replacement of any of the foregoing, in whole or in part.

“Members”  shall have the meaning set forth in the Borrower LLC Agreement.

“Member Party” means each Credit Party and BRMP and their respective Subsidiaries.

“Mines” means all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or leased or hereafter acquired by or for the benefit of the Borrower,

which assets are used or intended for use in the conduct of the Borrower’s coal mining and related activities, including, the Mines (as defined in the Deed of Trust), all associated beneficiation facilities, together with all plant site, waste dumps, crushing circuits, abandoned heaps, preparation plants, wash plants, loadout facilities, power supply systems and ancillary and infrastructure facilities located in Colorado which are used in connection with such activities.

“Mine Plan” means the economic model prepared by Pincock Allen & Holt relating to the projected eight-year performance of the Mines.

 “Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to any real property, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Notes” means the Term Notes.

“Notices of TVA Assignment” means (i) the Notice of Assignment executed by the Borrower and the Agent and acknowledged by the TVA, notifying the accounts payable department of the TVA of the TVA Assignment and directing that all payments due under such TVA Contract be directed to the Collection Account and (ii) the Notice of Assignment executed by the Borrower and the Agent and acknowledged by the TVA, notifying the disbursing officer under the TVA Contract of the TVA Assignment.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Swap Related Reimbursement Obligations, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permits”  means any applicable permit, consent, license, notification and/or approval from or to any Governmental Authority and any registration or filing with any Governmental Authority or any giving of notice to any Governmental Authority.

“Permitted Consulting Fees” means fees payable by Borrower to Rickmeier Advisors, Inc. for those certain consulting services to be provided by Rickmeier Advisors, Inc. as set forth in the Consulting Agreement; provided that (i) such fees shall be payable monthly on the last Business Day of each Fiscal Month commencing with the last Business Day of the Initial Cash Sweep Month, (ii) the aggregate fees payable in any Fiscal Month shall not exceed (x) during the Cash Sweep Period, the sum of the aggregate amount of the Consulting Fee First Tier plus the aggregate amount of the Consulting Fee Second Tier and (y) from and after the first full Fiscal Month following the end of the Cash Sweep Period, the Consulting Fee Third Tier, (iii) such fees shall be payable at the times and in the manner as provided for in the Deposit and Disbursement Agreement, (iv) no Default or Event of Default has occurred or is continuing as of the date such fees are paid or would result from the payment of such fees and (v) in no event may the aggregate fees payable pursuant to this definition exceed what would otherwise be payable by the Borrower under the Consulting Agreement.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, surety or performance bonds (or letters of credit issued as collateral therefor), contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee, in each case, made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) [intentionally omitted]; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement.

“Permitted Fees” means fees payable by the Borrower to certain Stockholders of a Credit Party or its Affiliates for those certain administrative services performed by the employees of such Stockholder or Affiliate on behalf of the Borrower pursuant to certain services agreements; provided that (i) such fees shall be payable monthly on the last Business Day of each Fiscal Month, (ii) the aggregate amount of such fees payable in any Fiscal Month shall not exceed the lesser of (x) such Affiliate or Stockholder’s cost to provide such administrative services and (y) $20,000 per Fiscal Month and (iii) no Default or Event of Default has occurred or is continuing as of the date such fees are paid or would result from the payment of such fees.

“Permitted Investments” means (i) obligations of or directly and fully guaranteed by the United States of America, or of any agency or instrumentality thereof, maturing not later than one year from the date of acquisition thereof, (ii) certificates of deposit and banker’s acceptances maturing not later than six months, or time deposits maturing not more than one month, from the date of acquisition thereof, or overnight bank deposits, in each case held or maintained by any commercial bank having capital, surplus and undivided profits in excess of $500,000,000 and having a commercial paper rating (or the holding company thereof having a commercial paper rating) of A-1 (or the equivalent thereof) or better by Standards & Poor’s Ratings Service (“S&P”) or P-1 (or the equivalent thereof) or better by Moody’s Investors Service, Inc. (“Moody’s”) and that is a member of the Federal Reserve System of the United States of America, (iii) commercial paper rated (on the date of acquisition thereof) A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, maturing not later than 180 days from the date of acquisition thereof, (iv) money market mutual funds having a portfolio which consists solely of the investments described in clauses (a) through (c), (v) repurchase agreements with a term not more than seven (7) days for securities of the type specified in clause (a) of this definition from a commercial bank satisfying the conditions set forth in clause (b) of this definition and (vi) cash deposits in interest bearing accounts held or maintained with a commercial bank in an aggregate amount not to exceed at any time $25,000.

“Permitted Tax Distribution”  means a distribution in an amount equal to the federal or state income taxes imposed upon and paid in cash by the direct or indirect equity holders of Borrower in the Fiscal Quarter to which such distribution relates, by reason of the fact that the Borrower is classified as a partnership for U.S. income tax purposes and that such taxes paid are attributable solely to the income earned by the Borrower; provided, that, (i) no Default or Event of Default has occurred and is continuing as of the date of the such distribution or would result from the making of such distribution (individually or in the aggregate with any other distributions that have been or are simultaneously paid), (ii) the distribution is paid from legally available funds and the Borrower is Solvent after giving effect thereto, (iii) no more than one distribution shall be made in any Fiscal Quarter and such distribution shall be made on the last Business Day of the last Fiscal Month of a Fiscal Quarter in an aggregate amount not to exceed the Permitted Tax Distribution payable to all of the direct or indirect equity holders of Borrower as calculated above and (iv) the Authorized Officers of the Borrower have provided the Agent with a certificate, in form and substance reasonably satisfactory to the Agent, certifying that (x) the distribution to the equity holder is a Permitted Tax Distribution, (y) the amount to be paid as a result of the Permitted Tax Distribution is true and accurate and (z) neither the Manager nor the chief financial officer have any reason to believe that such distribution will not be used by the direct or indirect equity holders of Borrower to pay, finance or reimburse tax payments, installments or estimated payments arising from the taxable income of the Borrower.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreements” means, collectively, the CHC Pledge Agreement, the BRMP Pledge Agreement and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

“Principal Reduction Date” the date on which the total amount of principal payments made by the Borrower in respect of the Term Loan equals $14,000,000 or more.

“Prior Lender” means HVB.

“Prior Lender Obligations” means, as of Funding Date, all outstanding Indebtedness, accrued fees, expenses and other obligations of Borrower to HVB.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of September 30, 2006 after giving pro forma effect to the Related Transactions.

“Projected EBITDA” means, for any period, an amount not less than zero and otherwise equal to the difference between EBITDA and Fixed Charges for such period; provided that for purposes of Projected EBITDA, Fixed Charges shall not include Capital Expenditures

“Projections” means Borrower’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of the Borrower, together with appropriate supporting details and a statement of underlying assumptions and, in each case, in form and substance reasonably satisfactory to the Agent.

“Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, and (b) with respect to the Term Loan on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan held by all Lenders.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refinancing” means the satisfaction in full by Borrower of the Prior Lender Obligations on the Funding Date, including without limitation, the cash collateralization of any outstanding letters of credit issued or guaranteed by the Prior Lender.

“Refinancing Indebtedness”  means refinancings, replacements, renewals, refundings or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, replacements, renewals, refundings or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Term Loan by Borrower or materially impair any Credit Parties’ creditworthiness, (b) such refinancings, replacements, renewals, refundings or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, replaced, renewed, refunded or extended, (c) such refinancings, replacements, renewals, refundings or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, replaced, renewed, refunded or extended, (d) such refinancings, replacements, renewals, refundings or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, replaced, renewed, refunded or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to any Credit Party as determined by the Agent in its reasonable discretion, (e) if the Indebtedness that is refinanced, replaced, renewed, refunded or extended was subordinated in right of payment to the Term Loan, then the terms and conditions of the refinancing, replacement, renewal, refunding or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, replaced, renewed, refunded or extended Indebtedness, and (f) the Indebtedness that is refinanced, replaced, renewed, refunded or extended is not recourse to any Person that is liable on account of the Term Loan other than those Persons which were obligated with respect to the Indebtedness that was refinanced, replaced, renewed, refunded or extended.

“Reimbursable Expenses” means, in respect of the Agent or any Lenders, all fees (other than Fees), costs, expenses and indemnities due and owing by the Borrower to the Agent or Lender.

“Related Transactions” means the borrowing of the Closing Date Term Loan on the Funding Date, the Refinancing, the conversion of the Borrower from a Kentucky limited liability company to a Delaware limited liability company by merger, the granting of a one percent (1)% membership interest to BRMP, the Bowie Merger, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Borrower LLC Agreement, HVB Payoff Letter, the Bowie Merger Documents, evidence from the Secretary of State of Delaware indicating that the conversion of the Borrower from a Kentucky limited liability company to a Delaware limited liability company by merger has been recorded with such office and become effective and all other agreements or instruments executed in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping,

leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Requisite Lenders” means Lenders having (a) more than 66 2/3% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Term Loan.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management or service fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

“Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

“Sentient” means Sentient Coal Resources LLC.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent”  means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities,

including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Synfuels” means I Synfuels, LLC, a Delaware limited liability company.

“Tax Distributions” means distributions paid to direct or indirect members of the Borrower for the purpose of funding each such member’s income tax liability relating to its direct or indirect ownership interest in the Borrower; each Tax Distribution shall be designated as such, and with respect to a particular Fiscal Quarter, in Borrower’s books and records.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Termination Date” means the date on which (a) the Term Loan has been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, and (c) none of Borrower shall have any further right to borrow any monies under the Agreement.

“TVA” means the Tennessee Valley Authority.

“TVA Assignment” means the instrument of assignment executed and delivered by the Borrower, Synfuels, the TVA and Agent, effecting the assignment by the Borrower and Synfuels to the Agent of all moneys due or to become due under the TVA Contract and the Partial Assignment and Amendment of Contract for Purchase and Sale of Coal dated as of January 24, 2005, among Borrower, Synfuels and the TVA.

“TVA Contract” means the Contract for the Purchase and Sale of Coal (Contract No. P-98P01-238224 (designated as contract 382), dated January 26, 1999 by and between the Tennessee Valley Authority and Borrower, as the same may be amended, supplemented or modified from time to time.

 “Term Loan” means the aggregate of the Closing Date Term Loan and the Delayed Draw Term Loan, if funded.

“Term Loan Debt Service” means, for any period, the aggregate amount of interest and scheduled monthly principal payments on the Term Loan payable during such period.

“Term Loan Commitment” means the Closing Date Term Loan Commitment or the Delayed Draw Term Loan Commitment or both, as appropriate in the context.

“Term Notes” has the meaning set forth in Section 1.1(a)(i).

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Water Use Agreement” means the Water Use Agreement between the Borrower and Agent dated as of the Closing Date.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex E.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B (Section 1.6)

to

CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Borrower shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below:

(a)           On or before the Closing Date, Borrower shall (i) establish and maintain lock boxes (“Lock Boxes”) and blocked accounts (“Blocked Accounts”) at each of the banks set forth in Disclosure Schedule (3.19), (the “Relationship Banks”) in respect of each of the accounts set forth in Disclosure Schedule (3.19), pursuant to lock box agreements and account control agreements, and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes or directly to the Collection Account (as defined below), and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into the Collection Account (as defined below).  On or before the Closing Date, Borrower shall have established a collection account (which account shall be subject to the Deposit and Disbursement Agreement) in its name (the “Collection Account”) at the bank that shall be designated as the Collection Account bank for Borrower (the “Collection Account Bank”), which bank shall be reasonably satisfactory to Agent.  On or before the Closing Date, the Collection Account Bank shall have executed and delivered the Deposit and Disbursement Agreement.  The Collection Account shall be subject to the terms of the Deposit and Disbursement Agreement.

(b)           Prior to the Closing Date, the Borrower shall establish two additional deposit accounts at the Collection Account Bank, (i) one of which shall be used to hold the Capital Expenditure Reserve Minimum Balance (for the avoidance of doubt, the Capital Expenditure Reserve Minimum Balance on the Closing Date shall be $2,000,000) (which account shall be known, and is referred to hereinafter, as the “Capital Expenditure Reserve Account”), and (ii) one of which shall be used to hold the Debt Service Reserve Amount (which account shall be known, and is referred to hereinafter, as the “Debt Service Reserve Account” and together with the Capital Expenditure Reserve Account “Reserve Accounts”), which Reserve Accounts shall be subject to Account Control Agreements and the Deposit and Disbursement Agreement.

(c)           On or before the Closing Date, the Borrower shall have caused the Collection Account Bank, and all other Relationship Banks, to have entered into tri-party blocked account agreements (collectively “Account Control Agreements”) with Agent for the benefit of itself and Lenders, and the Borrower and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, in respect of the Collection Account, the Reserve

Accounts and all Blocked Accounts set forth in Disclosure Schedule (3.19), which shall become operative on or prior to the Closing Date.

(d)           No later than thirty (30) days after the Closing Date, Borrower shall have caused all Account Debtors listed on Disclosure Schedule (3.19) to execute and deliver to the Agent a Notice and Acknowledgement, in form and substance reasonably satisfactory to the Agent, pursuant to which (i) notice is given to each such Account Debtor that (x) each Credit Party has granted a security interest to Agent and Lenders in substantially all of the assets of each Credit Party and (y) all payments on accounts should be forwarded directly to the Collection Account and (ii) that each such Account Debtor acknowledges the security interest and agrees to forward such payments to the Collection Account.  No later than sixty (60) days after the Closing Date the Blocked Accounts and the Blocked Account Agreements in respect of the accounts listed on Disclosure Schedule (3.19) shall be terminated (the “Initial Account Termination Date”).

(e)           Each Account Control Agreement shall provide, among other things, that (i) all items of payment deposited in the Blocked Account and proceeds thereof deposited in the Collection Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date with respect to banks at which a Blocked Account is maintained, such bank agrees to forward immediately all amounts in each Blocked Account to the Collection Account Bank and to commence the process of daily sweeps from such Blocked Account into the Collection Account.  The Borrower shall not, and shall cause or permit any Subsidiary thereof not to, accumulate or maintain cash in payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(f)            Borrower shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(g)           The Lock Boxes, Blocked Accounts, the Reserve Accounts and the Collection Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Term Loan and all other Obligations, and in which the Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(h)           All amounts deposited in the Collection Account shall be applied (and allocated) by the Collection Account Bank in accordance with the Deposit and Disbursement

Agreement.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(i)            Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with the Borrower (each a “Related Person”) to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within one (1) Business Day after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of Borrower.  Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral shall be deposited directly into the applicable Blocked Account(s).

ANNEX C (Section 2.1(a))

to

CREDIT AGREEMENT

CLOSING CHECKLIST

[TO BE PROVIDED]

C-1

ANNEX D (Section 4.1(a))

to

CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)           Monthly Financials.  To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month, financial information regarding Borrower and its Subsidiaries, certified by the Authorized Officers of Borrower, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month.  Such financial information shall be accompanied by the certification of the Authorized Officers of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b)           Quarterly Financials.  To Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding Borrower and its Subsidiaries, certified by the Manager and chief financial officer of Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate” showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Manager and chief financial officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries, on both a consolidated and consolidating basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)           Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days prior to the end of each Fiscal Year, an annual operating plan for Borrower, in form and substance reasonably satisfactory to the Agent, on a consolidated and consolidating basis, approved by the Board of Directors of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year (iii) includes updated mine timing maps and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d)           Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for ECR and its Subsidiaries (including separate audited balance sheets and the related audited statements of income, stockholders’ equity and cash flows of the Borrower) on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing acceptable to Agent.  Such Financial Statements shall be accompanied by (i) a Compliance Certificate prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iv) the certification of the Chief Executive Officer or Chief Financial Officer of ECR that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of ECR and its Subsidiaries on a consolidated and consolidating basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)           Management Letters.  To Agent and Lenders, within five (5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)            Default Notices.  To Agent, Lenders and Depositary Bank, as soon as practicable, and in any event within three (3) Business Days after an executive officer of Borrower has actual knowledge of the existence of (a)(i) any Default or Event of Default, or (ii) any other event that has had or could reasonably be expected to have a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.  To Agent and Lenders, as soon as practicable, and in any event within three (3) Business Days after an executive officer of Borrower has actual knowledge of the existence of (a) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations, stating the material terms and conditions of such transaction and estimating the net cash proceeds thereof, or (b) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Credit Party or any property of any Credit Party that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Credit Party to liability in an aggregate amount in excess of $250,000 or (iii) if adversely determined would have a Material Adverse Effect and (c) the acquisition of any material real property or the entering into any material lease.

(g)           SEC Filings and Press Releases.  To Agent and Lenders, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)           Subordinated Debt and Equity Notices.  To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

(i)            Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 5.6.

(j)            Litigation.  To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(k)           Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4.

(l)            Lease Default Notices.  To Agent, (i) within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, (ii) within three (3) Business Days after payment thereof, evidence of payment of lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained and (iii) such other notices or documents as Agent may reasonably request.

(m)          Lease Amendments.  To Agent, within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

(n)           Hedging Agreements.  To Agent within two (2) Business Days after entering into such agreement or amendment, copies of all interest rate, commodity or currency hedging agreements or amendments thereto.

(o)           Additional Projections.  To Agent and Lenders, as soon as available and in any event not later than thirty (30) days prior to the end of each Fiscal Quarter, updated Projections for the five (5) year period beginning with the next succeeding Fiscal Quarter certified by the Manager and chief financial officer of the Borrower that such Projections were prepared in good faith based upon reasonable assumptions at the time made.

(p)           Production Reports.  To Agent and Lenders, as soon as available and in any event no later than three (3) days following the end of any Fiscal Month, a monthly report, in form and substance reasonably satisfactory to Agent, setting forth the details relating to coal production at the Mine, together with production reports, reports on the production rates of estimated coal reserves and volume shipped to each customer.   To Agent and Lenders, as soon as available and in any event no later than twenty (20) days following the end of any Fiscal Month, a monthly report, in form and substance reasonably satisfactory to Agent, setting forth the details relating to capital expenditures, average pricing for sales of coal, and other direct costs related to the Mine and reports on the average cost of coal per ton.

(q)           Bonding Reports.  To Agent and Lenders, no later than two (2) days following any modification to the collateral listed on Disclosure Schedule 3.24, a revised collateral description identifying the collateral being provided (and the collateral being released) by Borrower pursuant to any Bonding Agreement.

(r)            Collateral Reports.  To Agent and Lenders, as soon as available, and in any event no later than (30) days following the end of any Fiscal Quarter, a schedule identifying and describing the assets and property of each Credit Party and such other reports in connection with the Collateral of each Credit Party as the Agent may reasonably request, all in reasonable detail (the “Collateral Reports”).

(s)           Independent Engineer Certificate.  To the Agent, for each Capital Expenditure Reserve Calculation Period, the Independent Engineer shall deliver either a Capital Expenditure Sufficiency Certificate or a Capital Expenditure Deficiency Certificate with respect to each such Capital Expenditure Reserve Calculation Period.

(t)            Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

ANNEX E (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)           Maximum Capital Expenditures.  Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures (i) in the Fiscal Year commencing January 1, 2007 that exceed in the aggregate $16,000,000 and (ii) in any other Fiscal Year (commencing with the fiscal year beginning on January 1, 2008) that exceed in the aggregate $12,500,000 for such Fiscal Year; provided that any Longwall Expansion Expenditures shall not be deemed to be Capital Expenditures for purposes of this definition.

(b)           Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the period ending on the last day of such Fiscal Quarter of not less than the following:

Period	Ratio

three-month period ending March 31, 2007	1.2:1.0

six-month period ending June 30, 2007	1.2:1.0

nine-month period ending September 30, 2007	1.2:1.0

twelve-month period ending December 31, 2007	1.2:1.0

Each twelve-month period ending each Fiscal Quarter thereafter	1.2:1.0

(c)           Maximum Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

10.0:1.00 for the Fiscal Quarters ending March 31, 2007; June 30, 2007; September 30, 2007; and December 31, 2007, and

E-1

3.00:1.00 for each Fiscal Quarter ending thereafter.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s and its Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by the Borrower’s certified public accountant; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex E shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

E-2

ANNEX F (Section 9.9(a))

to

CREDIT AGREEMENT

LENDERS’ WIRE TRANSFER INFORMATION

F-1

ANNEX G (Section 11.10)

to

CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or GE Capital, at
General Electric Capital Corporation
Energy Financial Services
120 Long Ridge Road
3D-105
Stamford, CT 06927
Contact: Ivy Owusu
E-mail: debtportfolio@ge.com
Telecopier No.: (203) 357-4890
Telephone No.: (203) 357-3401

and

General Electric Capital Corporation

Attention: Corporate Counsel – Bowie
Telecopier No.: 1-203-357-6632
Telephone No.: 1-203-961-2186

(B)	If to Borrower, at

Bowie Resources, LLC
P.O. Box 483
43659 Bowie Road
Paonia, CO 81428
Telephone: (970) 929-5257
Facsimile: (970) 929-5256

With copy to:

Frost Brown Todd LLC
250 West Main Street, Suite 2700
Lexington, Kentucky 40507
Attention: Jeffrey L. Hallos
Telephone: (859) 231-0000
Facsimile: (859) 231-0011

G-1

(C)	If to CHC, at
Colorado Holding Company, Inc
1500 Big Run Road
Ashland, Kentucky 41102
Telephone:
Facsimile:

With copy to:

Frost Brown Todd LLC
250 West Main Street, Suite 2700
Lexington, Kentucky 40507
Attention: Jeffrey L. Hallos
Telephone: (859) 231-0000
Facsimile: (859) 231-0011

(D)	If to BRMP, at

Bowie Resources Management Partner
1326 Imperia Drive
Henderson, Nevada, 89052
Telecopier No.: (801) 269-1003
Telephone No.: (970) 527-7782

With copy to:

Frost Brown Todd LLC
250 West Main Street, Suite 2700
Lexington, Kentucky 40507
Attention: Jeffrey L. Hallos
Telephone: (859) 231-0000
Facsimile: (859) 231-0011

G-2

ANNEX H (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

Lender(s)
Closing Date Term Loan Commitment:
$50,000,000	General Electric Capital Corporation

H-1

ANNEX H-1 (from Annex A - Commitments definition)

to

CREDIT AGREEMENT

Lender(s)
Delayed Draw Term Loan Commitment:
$10,000,000	General Electric Capital Corporation

H-2